Exhibit 2.1

U.S. STOCK PURCHASE AGREEMENT

by and among

BRUKER BIOSCIENCES CORPORATION

(“BRKR”)

and

BRUKER BIOSPIN INC.

(“BioSpin U.S.”)

and

DIRK D. LAUKIEN

FRANK H. LAUKIEN

ISOLDE LAUKIEN-KLEINER

JOERG C. LAUKIEN

MARC M. LAUKIEN

and

ROBYN L. LAUKIEN

(“Sellers”)

Dated as of December 2, 2007

i

ARTICLE IX	SURVIVAL; INDEMNIFICATION	45

Section 9.1	Survival of Indemnification Rights	45
Section 9.2	Indemnification Obligations	46
Section 9.3	Indemnification Procedure.	47
Section 9.4	Calculation of Indemnity Payments	48
Section 9.5	Indemnification Amounts.	48
Section 9.6	Exclusive Remedy	49

ARTICLE X	MISCELLANEOUS PROVISIONS	49

Section 10.1	Notices	49
Section 10.2	Expenses	50
Section 10.3	Successors and Assigns	51
Section 10.4	Extension; Waiver	51
Section 10.5	Entire Agreement; Schedules	51
Section 10.6	Amendments, Supplements, Etc	51
Section 10.7	Applicable Law	52
Section 10.8	Waiver of Jury Trial	52
Section 10.9	Actions by Sellers	52
Section 10.10	Execution in Counterparts	52
Section 10.11	Titles and Headings	53
Section 10.12	Invalid Provisions	53
Section 10.13	Publicity	53
Section 10.14	Specific Performance	53
Section 10.15	Construction.	53
Section 10.16	Actions by BRKR	54

EXHIBITS

Exhibit A — Financing Documents

Exhibit B — Indemnity Escrow Agreement

Exhibit C — Working Capital Escrow Agreement

Exhibit D — Press Release

These exhibits are omitted in accordance with Item 601(b)(2) of Regulation S-K. The Registrant will furnish a copy of any omitted exhibit to the Securities and Exchange Commission supplementally upon request.

List of Schedules

Schedule 2.2	Seller U.S. SPA Consideration Allocation
Schedule 2.7(b)	Working Capital Escrow
Schedule 3.4	Required Filings, Consents, Approvals (Sellers)
Schedule 4.4(a)	Directly/Indirectly Owned Subsidiaries
Schedule 4.5(c)	Consents (BioSpin U.S.)
Schedule 4.6(a)	Business Permits
Schedule 4.7	Books and Records
Schedule 4.8	Litigation
Schedule 4.10	Absence of Certain Changes
Schedule 4.11(a)	Contracts
Schedule 4.11(b)	Other Contracts
Schedule 4.12	Transactions with Affiliates
Schedule 4.13	Labor Relations
Schedule 4.14	Insurance Policies
Schedule 4.16(b)(i)	Real Property Leases
Schedule 4.16(b)(ii)	Consents Necessary for Real Property Leases
Schedule 4.17(a)	Environmental Permits
Schedule 4.17(d)	Hazardous Substances
Schedule 4.19(a)	Employee Benefit Plans
Schedule 4.19(f)	Benefit Plan Contributions
Schedule 4.20(a)	Employee Compensation
Schedule 4.21	Taxes and Tax Returns
Schedule 4.22(a)	Proprietary Rights Not Owned by BioSpin U.S.
Schedule 4.22(b)	Proprietary Rights
Schedule 4.23(a)	Information Technology
Schedule 4.25	Bank Accounts
Schedule 5.3	Conflicts (BRKR)
Schedule 7.2(i)	Leases To Be Amended
Schedule 9.5	Maximum Indemnification Liability

U.S. STOCK PURCHASE AGREEMENT

This U.S. STOCK PURCHASE AGREEMENT (this “Agreement” or “U.S. SPA”) is made and entered into as of December 2, 2007 by and among Bruker BioSciences Corporation, a Delaware corporation (“BRKR”), Bruker BioSpin Inc., a Delaware corporation (“BioSpin U.S.”), and Dirk D. Laukien, Frank H. Laukien, Isolde Laukien-Kleiner, Joerg C. Laukien, Marc M. Laukien and Robyn L. Laukien (each a “Seller” and collectively, “Sellers”).

RECITALS

WHEREAS, Sellers own 8,869,830 shares of common stock, par value $0.01 per share, of BioSpin U.S. (the “Shares”), which constitute all of the issued and outstanding capital stock of BioSpin U.S. as of the date hereof;

WHEREAS, pursuant to this U.S. SPA, Sellers desire to sell to BRKR, and BRKR desires to purchase from Sellers, all of the Shares, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of BRKR has appointed a Special Committee of independent directors (the “Special Committee”) to consider the acquisition of the Bruker BioSpin group of companies (the transactions effecting such acquisition, the “Transactions”), which is comprised of BioSpin U.S., Bruker BioSpin Invest AG (“Invest”), Bruker Physik GmbH (“Bruker Physik”) and Techneon AG (“Techneon”), and each of their respective Subsidiaries (together, the “Subject Companies”);

WHEREAS, reference is made to that certain Swiss Agreement and Plan of Merger, dated as of December 2, 2007, by and among BRKR, Bruker BioSpin Beteiligungs AG, a Swiss stock corporation and a direct, wholly owned subsidiary of BRKR (“Merger Sub”), Sellers and Invest (the “Swiss Merger Agreement”), wherein is contemplated the acquisition of Invest by BRKR by means of a share exchange, share cancellation and reverse subsidiary merger in which Merger Sub is intended to be merged with and into Invest, with Invest surviving the merger and becoming a direct, wholly owned subsidiary of BRKR, solely in exchange for the delivery of shares of BRKR Stock to Sellers;

WHEREAS, reference is made to that certain German Share Purchase Agreement, dated as of December 2, 2007, by and among BRKR (or after the U.S. Closing and assignment of BRKR rights and obligations under the German SPA, Bruker BioSpin Corporation), SciTec GmbH & Co. KG (“SciTec”), Techneon, Bruker Optik GmbH, Bruker Daltonik GmbH, Sellers and Bruker Physik (the “German SPA”), wherein is contemplated (i) the acquisition of common shares of Bruker Physik in the aggregate nominal amount of €2,167,500 from Sellers and the acquisition of common shares of Bruker Physik in the aggregate nominal amount of €5,227,500 from SciTec for $143,460,000 in cash by, respectively, Bruker BioSpin Corporation (following the U.S. Closing) (shares in the aggregate of nominal €4,292,500), Bruker Daltonik GmbH (one share of nominal €1,551,250) and Bruker Optik GmbH (one share of nominal €1,551,250), with one share of nominal €1,105,000 of Bruker Physik remaining in the ownership of Techneon, a wholly owned subsidiary of SciTec, (ii) the subsequent acquisition of 100% of the common shares of Techneon from SciTec by Bruker Physik for $142,540,000 in cash, and (iii) the purchase by Bruker Optik GmbH of one piece of real property in Ettlingen, Germany (registered as Nr. 4276 in the land register of Ettlingen) from SciTec and Isolde Laukien-Kleiner for €1,416,250 in cash;

WHEREAS, before the Closing Date, Invest will pay a special cash dividend of CHF 75,000,000 in the aggregate to be distributed to its holders, as of November 15, 2007, of outstanding Invest common shares (the “Special Dividend”);

WHEREAS, after the consummation of the Transactions, BRKR intends to cause itself to be renamed “Bruker Corporation”;

WHEREAS, BRKR has received a commitment letter for an underwritten credit facility, which is required for the financing of the Transactions, from certain lenders as set forth in Exhibit A;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND DEFINED TERMS

Section 1.1             Definitions. As used in this U.S. SPA, the following terms shall have the following meanings:

“Affiliate” shall mean with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with that Person. For purposes of this definition, a Person has control of another Person if it has the direct or indirect ability or power to direct or cause the direction of management policies of such other Person or otherwise direct the affairs of such other Person, whether through ownership of at least fifty percent (50%) of the voting securities of such other Person, by Contract or otherwise.

“Ancillary Agreements” shall mean the Indemnity Escrow Agreement and the Working Capital Escrow Agreement.

“Audit Committee” shall mean the Audit Committee of the Board of Directors of BRKR.

“BioSpin U.S. IT Systems” shall mean any and all information technology and computer systems (including software, hardware and other equipment, firmware and embedded software) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, which technology and systems are used in or necessary to the conduct of the business of BioSpin U.S. or the Subsidiaries.

“BRKR Stock” shall mean the common stock, par value $0.01 per share, of BRKR.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Consent” shall mean any consent, approval or authorization of, notice to, permit, or designation, registration, declaration or filing with, any Person, including any consents and approvals from BRKR’s and BioSpin U.S.’s (and their respective Subsidiaries) existing lenders.

“Contract” shall mean, whether written or oral, any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment, obligation or understanding (including any understanding with respect to pricing) to which a Person is a party or by which a Person or its assets or properties are bound.

“Dollars” and “$” shall mean the lawful currency of the United States.

“Employee” shall mean any employee of BioSpin U.S., any of its Subsidiaries or any person providing services through a third-party employee leasing or similar organization.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Authority” shall mean any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, quasi-governmental authority, department, commission, board or bureau thereof or any federal, state, local or foreign court, tribunal or arbitrator.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnity Escrow” shall mean an amount in cash equal to Ninety Two Million Dollars ($92,000,000).

“Indemnity Escrow Agent” shall mean Nixon Peabody LLP.

“Indemnity Escrow Agreement” shall mean the agreement between the Indemnity Escrow Agent, BRKR and Sellers in the form set forth hereto as Exhibit B.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” (including the word “Known” and the phrase “to the Knowledge of” and words or phrases of similar import) as to Sellers or BioSpin U.S. shall mean the knowledge of (i) Sellers with respect to Sellers and (ii) Barbara Burgess, Mark Chaykovsky, Arne Kasten, Werner Maas and Sellers with respect to BioSpin U.S. and its Subsidiaries, in all such cases, assuming reasonable inquiry.

“Laws” shall mean all federal, state, local or foreign laws, orders, writs, injunctions, decrees, ordinances, awards, stipulations, treaty, statutes, judicial or administrative doctrines, rules or regulations enacted, promulgated, issued or entered by a Governmental Authority.

“Liens” shall mean all title defects or objections, mortgages, liens, claims, charges, pledges or other encumbrances of any nature whatsoever, including licenses, leases, chattel or other mortgages, collateral security arrangements, pledges, title imperfections, defect or objection liens, security interests, conditional and installment sales agreements, easements, encroachments or restrictions, of any kind and other title or interest retention arrangements, reservations or limitations of any nature.

“Losses” shall mean all losses, liabilities, demands, claims, actions or causes of action, costs, damages, judgments, debts, settlements, assessments, deficiencies, Taxes, penalties, fines or expenses, whether or not arising out of any claims by or on behalf of a Third Party, including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing; provided, however, that the term “Losses” shall not be deemed to include any consequential, lost profits, punitive or incidental damages.

“Material Adverse Effect” shall mean any circumstance, change or effect that, individually or in the aggregate with other circumstances, changes or effects, is or is reasonably likely to materially delay or impede consummation of the transactions contemplated by this U.S. SPA or be materially adverse to the business, operations (including results of operations), prospects, assets, liabilities, or financial condition of BioSpin U.S. and the Subsidiaries taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”: (a) events, circumstances, changes or effects (including legal and regulatory changes) that generally affect the industries in which each of BioSpin U.S. and the Subsidiaries operate, other than such events, circumstances, changes or effects that disproportionately affect (relative to other industry participants) BioSpin U.S. or the Subsidiaries and (b) changes caused by a material worsening of current conditions caused by acts of terrorism or war occurring after the date hereof.

“Nasdaq” shall mean the NASDAQ Global Select Market.

“Net Working Capital” shall mean the amount of (i) all current assets of the Subject Companies on a consolidated basis, including without limitation cash, accounts receivable (net of adequate reserves), inventory, prepaid expenses and other current assets, less (ii) all current liabilities of the Subject Companies on a consolidated basis, including without limitation accounts payable, accrued salaries, accrued vacations, payroll taxes, benefits, worker’s compensation, insurance, deposits (whether or not refundable) made by customers on purchases from the Subject Companies and other current liabilities.

“Ordinary Course of Business” shall mean the ordinary course of business of BioSpin U.S. and its Subsidiaries consistent with past practice.

“Organizational Documents” shall mean (i) the articles or certificate of incorporation, the bylaws and any stockholders agreement of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the operating or limited liability company agreement and certificate of formation or organization of any limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.

“Parties” shall mean BioSpin U.S., BRKR and Sellers.

“Permits” shall mean all permits, licenses, approvals, certifications, registrations, franchises, notices and authorizations issued by any Governmental Authority that are used or held for use in, necessary or otherwise relate to the ownership, operation or other use of any business of BioSpin U.S. or its Subsidiaries.

“Permitted Liens” shall mean (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business for amounts which are not material and not yet due and payable and which secure an obligation of BioSpin U.S. or its Subsidiaries, (ii) Liens arising under Contracts with Third Parties entered into in the Ordinary Course of Business in respect of amounts still owing, which Liens are reflected in the Financial Statements, and (iii) Liens for Taxes that are not due and payable.

“Person” shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization, Governmental Authority or other entity.

“Schedule” shall mean that schedule delivered to BRKR by Sellers prior to the execution of this U.S. SPA (each numbered Schedule of which qualifies only the correspondingly numbered representation, warranty or covenant to the extent specified therein).

“Significant Subsidiary” shall mean a Subsidiary that meets any of the following conditions:

(i)            BioSpin U.S.’s and BioSpin U.S.’s other Subsidiaries’ investments in and advances to the Subsidiary exceed ten percent (10%) of the total assets of BioSpin U.S. and the Subsidiaries consolidated as of the end of the most recently completed fiscal year;

(ii)           BioSpin U.S.’s and BioSpin U.S.’s other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds ten percent (10%) of the total assets of BioSpin U.S.’s and the Subsidiaries consolidated at the end of the most recently completed fiscal year; or

(iii)          BioSpin U.S. and BioSpin U.S.’s other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds ten percent (10%) of such income of BioSpin U.S. and the Subsidiaries consolidated for the most recently completed fiscal year.

“Subsidiary” shall mean, with respect to any Person, any other corporation, partnership, limited liability company, joint venture or other entity in which such Person (i) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity securities, profits interest or capital interest, (ii) is entitled to elect at least a majority of the board of directors or similar governing body or (iii) in the case of a limited partnership or limited liability company, is a general partner or managing member, respectively. When used without reference to a particular entity, Subsidiary means a Subsidiary of BioSpin U.S.

“Tax Return” shall mean any report, return, election, notice, estimate, declaration, information statement or other form or document (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a Taxing Authority in connection with any Tax.

“Taxes” shall mean any and all federal, national, provincial, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities (including, without limitation, taxes based upon or measured by gross premiums, receipts, income, profits, sales, use or occupation, and value added, ad valorem, alternative or add-on minimum, transfer, gains, franchise, estimated, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes), together with all interest, penalties and additions imposed with respect to such amounts. “Taxes” shall also mean any obligations under any agreements or arrangements with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to Treasury Regulations Section 1.1502-6 or comparable provisions of state, local or foreign tax Law) and any liability for Taxes as a transferee or successor, by contract or otherwise.

“Taxing Authority” shall mean any federal, national, provincial, foreign, state or local government, or any subdivision, agency, commission or authority thereof exercising tax regulatory, enforcement, collection or other authority.

“Third Party” shall mean any Person not a party to this U.S. SPA, the Swiss Merger Agreement or the German SPA.

“Treasury Regulations” shall mean the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).

“U.S.” shall mean the United States of America.

“WARN Act” shall mean Worker Adjustment and Retraining Notification Act, 29 U.S.C., Section 2101, et seq.

“Working Capital Escrow” shall mean an amount in cash equal to Six Million Seven Hundred Fifty Thousand Dollars ($6,750,000).

“Working Capital Escrow Agent” shall mean Nixon Peabody LLP.

“Working Capital Escrow Agreement” shall mean the agreement between the Working Capital Escrow Agent, BRKR and Sellers in the form set forth hereto as Exhibit C.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

2007 Year-End Balance Sheet	2.7(a)
2007 Year-End Net Working Capital	2.7(a)
Accounts Receivable	4.15
Agreement	Preamble
Alternative Proposal	6.7(b)
Benefit Plan	4.19(a)
BioSpin Technologies	6.11(a)
BioSpin U.S.	Preamble
BioSpin U.S. Contract	4.11(b)
BioSpin U.S. Proprietary Rights	4.22(a)
BRKR	Preamble
BRKR Indemnified Parties	9.2
Bruker Physik	Recitals
Closing	2.3
Closing Cash	2.2
Closing Date	2.3
Cut-Off Date	2.5
Deposit	4.28
E&Y	2.5
Environmental Law	4.17(e)(ii)
Environmental Permits	4.17(e)(iii)
EPR	6.11(a)
ERISA	4.19(a)
ERISA Affiliate	4.19(d)
Financial Statements	4.9(a)

German SPA	Recitals
Hazardous Substances	4.17(e)(i)
Indemnity Cap	9.5(a)
Invest	Recitals
Leased Real Property	4.16(b)
Merger Sub	Recitals
Minimum Net Working Capital	2.7(b)
MRI	6.11(a)
NMR	6.11(a)
Owned Proprietary Rights	4.22(a)
Pension Plan	4.19(a)
Proceedings	3.5
Proprietary Rights	4.22(a)
Purchase Price	2.2
Real Property	4.16(b)
Real Property Leases	4.16(b)
Refund	4.28
Related Party	4.12
Release	4.17(e)(iv)
Representatives	6.2
SciTec	Recitals
Sellers	Preamble
Shares	Recitals
Special Committee	Recitals
Special Dividend	Recitals
Subject Companies	Recitals
Swiss Merger Agreement	Recitals
Tax Deductible	9.2(d)
Techneon	Recitals
Trade Secrets	4.22(a)
Transactions	Recitals
U.S. Closing	2.3
U.S. SPA	Preamble
Welfare Plan	4.19(a)

ARTICLE II

PURCHASE AND SALE OF SHARES; CLOSING

Section 2.1             Purchase and Sale of Shares. At the Closing, upon the terms and subject to the conditions set forth herein, Sellers shall sell, transfer, convey, assign and deliver to BRKR, and cause any other Person holding Shares at the Closing, to sell, transfer, convey, assign and deliver their Shares to BRKR, and BRKR shall purchase and acquire from Sellers, and any other Person holding Shares at the Closing, all of the Shares, free and clear of any Liens.

Section 2.2             Purchase Price. The aggregate purchase price for all of the Shares shall be a cash payment in the amount of Ninety Nine Million Nine Hundred Sixty Two Thousand Five Hundred Fourteen Dollars ($99,962,514) (the “Purchase Price”). The Purchase Price payable to each Seller on the Closing Date shall be set forth opposite such Seller’s name under the heading “Closing Cash” (such amounts, each such Seller’s “Closing Cash”), the amount of the Indemnification Escrow allocable to each Seller shall be set forth opposite such Seller’s name under the heading “Indemnification Escrow”, and the amount of the Working Capital Escrow allocable to each Seller shall be set forth opposite such Seller’s name under the heading “Working Capital Escrow”, in each case on Schedule 2.2.

Section 2.3             The Closing. The closing of the transactions contemplated by this U.S. SPA (the “Closing” or “U.S. Closing”) shall take place at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York, 10019, at 10:00 a.m., New York time, on the later of (i) January 23, 2008 and (ii) the first (1st) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or such other date as BRKR and Sellers may mutually agree in writing (the “Closing Date”). The Closing shall be deemed to have been consummated at 12:01 a.m., New York time, on the Closing Date.

Section 2.4             Deliveries at Closing. At the Closing:

(a)           Sellers shall deliver the following documents and deliverables to BRKR:

(i)            stock certificates evidencing all of the shares of common stock of BioSpin U.S., including shares of common stock of BioSpin U.S., if any, held by Persons other than Sellers, outstanding at the Closing, duly endorsed in blank, or accompanied by stock powers duly executed in blank and with all required stock transfer tax stamps affixed;

(ii)           a receipt to BRKR executed by each Seller for such Seller’s Closing Cash;

(iii)          an executed counterpart of the Indemnity Escrow Agreement as executed by each Seller;

(iv)          an executed counterpart of the Working Capital Escrow Agreement as executed by each Seller; and

(v)           all other documents and instruments required to be delivered by Sellers pursuant to this U.S. SPA or any Ancillary Agreement to which Seller is or is required to be a party, including those set forth in Article VII, and any other document or instrument reasonably requested by BRKR.

(b)           BioSpin U.S. shall deliver to BRKR all documents and instruments required to be delivered by BioSpin U.S. pursuant to this U.S. SPA or any Ancillary Agreement to which BioSpin U.S. is or is required to be a party, including those set forth in Article VII, and any other document or instrument reasonably requested by BRKR.

(c)           BRKR shall deliver the following documents and deliverables to each Seller:

(i)            an amount equal to such Seller’s Closing Cash, by wire transfer to an account specified by such Seller in writing to BRKR no less than three (3) Business Days prior to the Closing Date;

(ii)           an executed counterpart of the Indemnity Escrow Agreement as executed by BRKR;

(iii)          an executed counterpart of the Working Capital Escrow Agreement as executed by BRKR; and

(iv)          all other documents and instruments required to be delivered by BRKR pursuant to Article VII.

(d)           BRKR shall deliver the following to the Escrow Agent:

(i)            an amount equal to the Indemnity Escrow by wire transfer to an account specified by Escrow Agent in writing to BRKR no less than three (3) Business Days prior to the Closing Date;

(ii)           an amount equal to the Working Capital Escrow by wire transfer to an account specified by Escrow Agent in writing to BRKR no less than three (3) Business Days prior to the Closing Date.

Section 2.5             Indemnity Escrow. At the Closing, (a) BRKR, Sellers and the Indemnity Escrow Agent shall enter into the Indemnity Escrow Agreement and (b) the Indemnity Escrow shall be placed in escrow with the Indemnity Escrow Agent as security for fulfillment by Sellers of their obligations pursuant to Article IX of this U.S. SPA, Article X of the Swiss Merger Agreement and Article IX of the German SPA until the later of (x) the thirtieth (30th) day following the receipt by the Audit Committee of the combined GAAP financial statements of the Subject Companies audited by Ernst & Young LLP (“E&Y”) as of December 31, 2008 and for the year then ended (such thirtieth (30th) day being referred to as the “Cut-Off Date”) and (y) the resolution of any claim for indemnification with respect to which any BRKR Indemnified Party has provided Sellers notice of a claim for indemnification pursuant to Section 9.3(a) or the corresponding provisions of the Swiss Merger Agreement or the German SPA prior to the Cut-Off Date. Within three (3) Business Days following the later of (x) and (y) above, the Indemnity Escrow Agent shall release to Sellers the remaining Indemnity Escrow in accordance with the terms and conditions of the Indemnity Escrow Agreement. BRKR and Sellers shall each be responsible for fifty percent (50%) of the fees and expenses charged by the Indemnity Escrow Agent.

Section 2.6             Working Capital Escrow. At the Closing, (a) BRKR, Sellers and the Working Capital Escrow Agent shall enter into the Working Capital Escrow Agreement and (b) the Working Capital Escrow shall be placed in escrow with the Working Capital Escrow Agent as security for any potential post-Closing adjustments to the Purchase Price pursuant to Section 2.7. Within twenty-five (25) days following their receipt of the 2007 Year-End Balance Sheet, after any payments to BRKR in accordance with Section 2.7(b), the Working Capital Escrow Agent shall release to Sellers the remaining Working Capital Escrow in accordance with the terms and conditions of the Working Capital Escrow Agreement. BRKR and Sellers shall each be responsible for fifty percent (50%) of the fees and expenses charged by the Working Capital Escrow Agent.

Section 2.7             Working Capital Adjustment.

(a)           BRKR will deliver to Sellers, as soon as reasonably practicable, an E&Y audited combined balance sheet of the Subject Companies as of December 31, 2007 (the “2007 Year-End Balance Sheet”). The 2007 Year-End Balance Sheet shall set forth the combined Net Working Capital of the Subject Companies as of December 31, 2007 (the “2007 Year-End Net Working Capital”).

(b)           If the 2007 Year-End Net Working Capital is less than $180,000,000 (the “Minimum Net Working Capital”), Sellers shall cause the Working Capital Escrow Agent to pay the amount of any such difference to BRKR (in accordance with Schedule 2.7(b)) by wire transfer in immediately available funds, to an account or accounts designated by BRKR, within twenty-five (25) days following their receipt of the 2007 Year-End Balance Sheet, and the balance of the Working Capital Escrow, if any, to Sellers, pro rata to the Sellers’ contributions to the Working Capital Escrow.

Section 2.8             Withholding. BRKR shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this U.S. SPA such amounts as it reasonably determines it should deduct and withhold with respect to the making of such payment under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority, including any Taxing Authority, such amounts shall be treated for all purposes of this U.S. SPA as having been paid to the Person in respect of which such deduction and withholding was made by BRKR.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby jointly and severally represent and warrant to BRKR (except with respect to the representations in Sections 3.8 and 3.9, which are made by each Seller in its individual capacity), as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

Section 3.1             Power and Authority. Sellers have all necessary power and authority to execute, deliver and perform this U.S. SPA and, as of the Closing Date, the Ancillary Agreements, if any, to which it will become a party.

Section 3.2             Enforceability. This U.S. SPA and, as of the Closing Date, each Ancillary Agreement to which any Seller is a party have been duly executed and delivered by Sellers and (assuming due authorization, execution and delivery by BRKR), constitutes a legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.3             No Violation. Sellers’ execution and delivery of this U.S. SPA and, as of the Closing Date, any Ancillary Agreement to which any Seller is a party, the consummation of the transactions contemplated hereby or thereby or compliance by Sellers with any of the provisions hereof or thereof will not (a) result in the creation of any Lien upon the Shares under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement or any other instrument or obligation to which any Seller is a party or by which Sellers or the Shares may be bound or affected, by Law or otherwise, (b) violate any Law applicable to Sellers or the Shares or (c) conflict with, result in any breach of, constitute a default (or event which after notice or lapse of time or both, would become a default) under, require any consent under any Contract to which any of the Sellers a party or by which any of the Sellers may be bound.

Section 3.4             No Conflict. The execution and delivery of this U.S. SPA or, as of the Closing Date, any Ancillary Agreement by Sellers and the consummation of the transactions contemplated hereby or thereby, assuming all required filings, consents, approvals, authorizations and notices set forth on Schedule 3.4 have been made, given or obtained, do not and shall not adversely affect the ability of Sellers or BioSpin U.S. to enter into, perform their obligations under, and to consummate or materially delay the consummation of, the transactions contemplated by this U.S. SPA or any Ancillary Agreement.

Section 3.5             Litigation. There is no action, proceeding, claim, suit, arbitration, opposition, challenge, proceeding, charge or investigation (collectively, “Proceedings”) pending or, to the Knowledge of Sellers, threatened that relates, directly or indirectly, to this U.S. SPA, the Shares or any action taken or to be taken in connection with this U.S. SPA or any Ancillary Agreement.

Section 3.6             No Other Agreement. No Seller has any obligation, absolute or contingent, to any other individual, corporation, partnership, trust, limited liability company, association, joint venture or any similar entity to sell the Shares.

Section 3.7             No Broker. No agent, broker, investment banker, financial advisor or other firm or Person (a) has acted directly or indirectly for Sellers in connection with this U.S. SPA or any Ancillary Agreement or the transactions contemplated hereby or thereby or (b) is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this U.S. SPA or, as of the Closing Date or the transactions contemplated hereby or thereby.

Section 3.8             Ownership of the Shares. Each Seller has good and valid title to, and owns of record and beneficially, Shares in the amount set forth next to such Seller’s name under the caption “Shares of BioSpin U.S. Stock Owned” on Schedule 2.2, free and clear of any Liens other than restrictions on transfer which may arise solely under applicable securities Laws.

Section 3.9             Withholding Tax. Each Seller represents that no withholding of any U.S. federal Tax, German Tax or any other Tax is required with respect to any payment to be made to such Seller in connection with the transactions contemplated by this U.S. SPA and each Seller agrees that it will provide to BRKR in a timely manner such form or forms, accurately and completely filled out and executed, as may be necessary in the opinion of BRKR to establish such Seller’s entitlement to exemption from any such withholding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING BIOSPIN U.S.

BioSpin U.S. and Sellers, jointly and severally, hereby represent and warrant to BRKR, as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

Section 4.1             Organization and Good Standing. BioSpin U.S. and each Significant Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate, partnership or limited liability company authority and power to own, lease, operate and otherwise hold its property and assets and to conduct its business as currently being conducted. BioSpin U.S. and each Subsidiary is duly qualified to do business as a foreign company and is in good standing in each jurisdiction where the property owned by BioSpin U.S. and each Subsidiary or the nature of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have an adverse effect on BioSpin U.S. or any Subsidiary in any material respect.

Section 4.2             Authorization and Effect of Agreement.

(a)           The execution and delivery by BioSpin U.S. of this U.S. SPA and, as of the Closing Date, the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby on or prior to the Closing, have been duly and validly authorized and approved by all requisite action on the part of BioSpin U.S. (including approval of the holders of all of the outstanding Shares), and no other action by BioSpin U.S. is necessary to authorize the transactions contemplated hereby or thereby or to consummate such transactions.

(b)           This U.S. SPA and, as of the Closing Date, the Ancillary Agreements to which BioSpin U.S. is a party have been duly executed and delivered by BioSpin U.S., and (assuming due authorization, execution and delivery by BRKR and Sellers) this U.S. SPA and, as of the Closing Date, each such Ancillary Agreement constitutes a legal, valid and binding obligation of BioSpin U.S., enforceable against BioSpin U.S. in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 4.3             Capitalization of BioSpin U.S.

(a)           As of the date hereof, the capital stock of BioSpin U.S. consists of 20,000,000 shares of common stock, par value $0.01 per share, of which 8,869,830 are issued and outstanding on the date hereof and held of record and beneficially by Sellers as set forth on Schedule 2.2. There are no shares of preferred stock authorized or outstanding. The Shares held by Sellers constitute all of the issued and outstanding shares of capital stock of BioSpin U.S. as of the date hereof and have been duly authorized and are validly issued, fully paid and nonassessable and have not been issued and were not issued in violation of any preemptive or other similar right. Sellers have good and valid title to, own of record and beneficially, the Shares, free and clear of any Liens other than restrictions on transfer which may arise solely under applicable securities Laws. Upon consummation of the transactions contemplated by this U.S. SPA and registration of the Shares in the name of BRKR in the stock records of BioSpin U.S., BRKR will own all the Shares free and clear of all Liens other than restrictions on transfer which may arise solely under applicable securities Laws. Upon consummation of the transactions contemplated by this U.S. SPA, the Shares will be fully paid and nonassessable.

(b)           BioSpin U.S. has not issued any securities in violation of any preemptive or similar rights and there are no options, warrants, calls, rights or other securities convertible into or exchangeable or exercisable for equity securities of BioSpin U.S., any other commitments, arrangements, rights or agreements providing for the issuance or sale of additional equity interests or the repurchase, redemption or other acquisition of equity interests of BioSpin U.S., and there are no agreements of any kind which may obligate BioSpin U.S. to issue, purchase, redeem or otherwise acquire any of its equity interests. No shares of the issued and outstanding shares of common stock of BioSpin U.S. are held in the treasury of BioSpin U.S. There are no voting agreements, shareholder’s agreements, proxies or other similar agreements or understandings with respect to the equity interests of BioSpin U.S.

(c)           The stock register of BioSpin U.S. accurately records: (i) the name and address of each Person owning Shares and (ii) the certificate number of each certificate evidencing shares of capital stock issued by BioSpin U.S., the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

Section 4.4             Capitalization of the Subsidiaries; Other Interests.

(a)           Schedule 4.4(a) sets forth each of BioSpin U.S.’s directly and indirectly owned Subsidiaries. Schedule 4.4(a) sets forth the designation, par value and the number of authorized, issued and outstanding shares of capital stock or membership interests for each Subsidiary and the number and percentage ownership interest of BioSpin U.S. (if direct) or of BioSpin U.S.’s Subsidiary (if indirect) in each such Subsidiary. All of the outstanding shares of capital stock or membership interests of each Subsidiary (i) are duly authorized and are validly issued, fully paid and nonassessable and have not been issued and were not issued in violation of any preemptive or other similar right and (ii) are owned of record and beneficially by BioSpin U.S. or the Subsidiary set forth on Schedule 4.4(a), in each case, free and clear of any Lien other than Permitted Liens or restrictions on transfer which may arise solely under applicable securities Laws.

(b)           There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity interests of the Subsidiaries, any other commitments, arrangements, rights or agreements providing for the issuance or sale of additional equity interests or the repurchase or, redemption or other acquisition of equity interests of the Subsidiaries, and there are no agreements of any kind which may obligate the Subsidiaries to issue, purchase, redeem or otherwise acquire any of their respective equity interests. There are no voting agreements, shareholder’s agreements, proxies or other similar agreements or understandings with respect to the equity interests of the Subsidiaries.

(c)           Neither BioSpin U.S. nor any Subsidiary owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other Person other than in a Subsidiary.

Section 4.5             No Conflict. The execution and delivery by BioSpin U.S. of this U.S. SPA or any Ancillary Agreement and the consummation by BioSpin U.S. of the transactions contemplated hereby and thereby do not and shall not:

(a)           violate, conflict with or result in the breach of any Organizational Document of BioSpin U.S.;

(b)           violate or conflict with any Law applicable to BioSpin U.S. or the Subsidiaries or any of their respective assets, properties or businesses or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority, except for the applicable notification and waiting period requirements of the HSR Act and the requirements of the antitrust laws of any relevant jurisdiction; or

(c)           except as described on Schedule 4.5(c), (i) conflict with, result in any breach of, constitute a default (or event which after notice or lapse of time or both, would become a default) under, require any consent under any Contract to which BioSpin U.S. or any Subsidiaries is a party or by which BioSpin U.S. or any Subsidiaries may be bound, (ii) result in the termination of any such Contract, (iii) result in the creation of any Lien under any such Contract or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien;

except, in the case of clause (c) above, for any conflict, breach, default, termination or Lien that would not reasonably be expected to (A) adversely affect in any material respect the ability of BioSpin U.S. to enter into, perform its obligations under, and to consummate the transactions contemplated by, this U.S. SPA or (B) adversely affect in any material respect the business, operations (including results of operations), assets, liabilities or financial condition of BioSpin U.S. and the Subsidiaries.

Section 4.6             Permits; Compliance with Law.

(a)           BioSpin U.S. and the Subsidiaries hold all Permits necessary for the ownership and lease of their properties and assets and the lawful conduct of their respective businesses as currently conducted under and pursuant to all applicable Laws. Schedule 4.6(a) sets forth a true and complete list of all such Permits. All Permits have been legally obtained and maintained and are valid and in full force and effect. No outstanding violations are or have been recorded in respect of any such Permits. No Proceeding is pending or, to the Knowledge of BioSpin U.S., threatened, to suspend, revoke, withdraw, modify or limit any Permit. The transactions contemplated by this U.S. SPA or any Ancillary Agreement do not give rise to the requirement of any consent, approval or modification in order for each Permit to continue to be valid and in full force and effect following the Closing.

(b)           BioSpin U.S. and the Subsidiaries are and have been in compliance with and are not in default under any Law applicable to BioSpin U.S. or any of the Subsidiaries or any of their respective properties, assets or businesses.

Section 4.7             Books and Records. Except as set forth on Schedule 4.7, (i) true and complete copies of the Organizational Documents of BioSpin U.S. and the Significant Subsidiaries, as currently in effect, have heretofore been delivered to BRKR; (ii) the minute books of BioSpin U.S. and the Significant Subsidiaries accurately reflect in all material respects all actions taken at meetings, or by written consent in lieu of meetings, of the stockholders, boards of directors (or other governing body) and all committees of the boards of directors (or other governing body) of BioSpin U.S. and the Significant Subsidiaries, as the case may be, and (iii) all corporate actions and other actions taken by BioSpin U.S. and the Significant Subsidiaries, as the case may be, have been duly authorized, and no such actions taken by BioSpin U.S. and the Significant Subsidiaries, as the case may be, have been taken in breach or violation of the Organizational Documents of BioSpin U.S. and the Significant Subsidiaries.

Section 4.8             Litigation. There are no Proceedings pending or, to the Knowledge of BioSpin U.S., threatened that relate, directly or indirectly, to this U.S. SPA or any Ancillary Agreement to which BioSpin U.S. is a party, or any action taken or to be taken in connection with this U.S. SPA or any Ancillary Agreement. Except as set forth on Schedule 4.8, there are no Proceedings pending or, to the Knowledge of BioSpin U.S., threatened that relate to (a) BioSpin U.S. or any Subsidiary or their respective assets, properties or businesses or (b) the officers, directors, employees, stockholders or Affiliates of BioSpin U.S. (in their capacity as such). There are no outstanding judgments, writs, injunctions, orders, decrees or settlements that apply, in whole or in part, to BioSpin U.S. or any Subsidiary or their respective assets, properties or business.

Section 4.9             Financial Statements; Undisclosed Liabilities.

(a)           BioSpin U.S. has furnished BRKR true and complete copies of the audited combined balance sheet and the related audited combined statements of income, shareholders’ equity and cash flows of the Subject Companies as of and for each of the fiscal years ended as of December 31, 2005 and 2006, the related opinion of E&Y, the independent accountants of the Subject Companies, and the unaudited combined balance sheet and the related unaudited combined statements of income, shareholders’ equity and cash flows of the Subject Companies as of and for the nine months ended September 30, 2007 and 2006 (collectively, together with the related notes thereto, the “Financial Statements”).

(b)           The Financial Statements fairly present in all material respects the financial position and the results of operations of the Subject Companies as of the respective dates thereof and for the respective periods then ended. The Financial Statements have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise noted therein or in the notes thereto. The Financial Statements have been prepared in accordance with the books and records of the Subject Companies consistent with past practice.

(c)           Except (i) as reflected or adequately reserved against in the Financial Statements and (ii) liabilities which have been incurred since December 31, 2006 in the Ordinary Course of Business, there are no liabilities or obligations, secured or unsecured (whether absolute, accrued, contingent or otherwise), matured or unmatured that are, or would reasonably be expected to be, material to the Subject Companies or that would materially delay the consummation of the transactions contemplated by this U.S. SPA.

Section 4.10           Absence of Certain Changes. Except as set forth on Schedule 4.10, since December 31, 2006, (a) BioSpin U.S. and the Subsidiaries have been operated in the Ordinary Course of Business, (b) neither BioSpin U.S. nor any Subsidiary has taken or agreed to take any of the actions set forth in Section 6.1, (c) there has not occurred any event or condition that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect, (d) there have been no actual or threatened cancellations or terminations by any material producer, agent, supplier, customer or contractor of BioSpin U.S. or any Subsidiary and (e) there has been no material damage to or loss or theft of any of the material assets of BioSpin U.S. or any Subsidiary.

Section 4.11           Contracts.

(a)           Schedule 4.11(a) sets forth a complete and accurate list of the following Contracts to which (x) BioSpin U.S. or any Significant Subsidiary is a party or by which BioSpin U.S. or any Significant Subsidiary or any of their respective properties or assets is or may be bound or (y) any other Subsidiary is a party or by which any such Subsidiary or any of its properties or assets is or may be bound which is material to BioSpin U.S. and the Subsidiaries taken as a whole:

(i)            employment Contracts with (a) any current officer, manager, director or Employee and (b) any former officer, manager, director or Employee with respect to which BioSpin U.S. or any Subsidiary remains liable for any obligations thereunder (the name, position or capacity and rate of compensation of each such person and the expiration date of each such Contract being set forth in accordance with this Section 4.11(a)), other than standard contracts required under local Law or custom;

(ii)           all Contracts (other than employment contracts) with any current or former officer, manager, director, stockholder, member, Employee, consultant, agent or other representative or with an entity in which any of the foregoing is a controlling person (excluding any Contracts with respect to which BioSpin U.S. and its Subsidiaries have no liabilities for any obligations thereunder);

(iii)          all lease, sublease, rental or other Contracts under which BioSpin U.S. or any Subsidiary is a lessor or lessee of any real property or the guarantee of any such lease, sublease, rental or other Contracts;

(iv)          all collective bargaining or other labor or union Contracts;

(v)           all instruments relating to indebtedness for borrowed money, any note, bond, deed of trust, mortgage, indenture or agreement to borrow money, and any agreement relating to the extension of credit or the granting of a Lien other than Permitted Liens, or any Contract of guarantee in favor of any Person or entity other than BioSpin U.S. or any Subsidiary;

(vi)          all confidentiality Contracts (other than standard materials transfer agreements or non-disclosure agreements for customer test sample measurements made in the Ordinary Course of Business);

(vii)         all partnership or joint venture Contracts;

(viii)        all Contracts relating to licenses of trademarks, trade names, service marks or other BioSpin U.S. Proprietary Rights;

(ix)           all other Contracts material to the business of BioSpin U.S. or any Subsidiary, other than any Contracts having only Subject Companies as parties; and

(x)            each amendment, supplement and modification in respect of any of the foregoing.

(b)           Schedule 4.11(b) sets forth a complete and accurate list of the following Contracts (x) to which BioSpin U.S. or any Subsidiary is a party or (y) by which BioSpin U.S. or any Subsidiary or any of their respective properties or assets is or may be bound (such Contracts collectively, along with the Contracts listed on Schedule 4.11(a), the “BioSpin U.S. Contracts”):

(i)            all lease, sublease, rental, licensing use or similar Contracts with respect to personal property providing for annual rental license or use payments in excess of $200,000 or the guarantee of any such lease, sublease, rental or other Contracts;

(ii)           all Contracts containing any covenant or provision limiting the freedom or ability of BioSpin U.S. or any Subsidiary to engage in any line of business, engage in business in any geographical area or compete with any other Person;

(iii)          all Contracts (other than Contracts having only Subject Companies as parties) for the purchase or sale of materials, supplies or equipment (including computer hardware and software), or the provision of services (including consulting services, data processing and management, project management services and clinical trial management), involving total payments in excess of $1,000,000 or containing any escalation, renegotiation or redetermination provisions, which Contracts are not terminable at will without liability, premium or penalty by BioSpin U.S. or any Subsidiary;

(iv)          all Contracts, purchase orders or service agreements relating to capital expenditures of BioSpin U.S. or any Subsidiary involving total payments in excess of $200,000;

(v)           all Contracts between or among (A) BioSpin U.S. or any Subsidiary, on the one hand, and (B) any Seller, Affiliate of any Seller, (other than the Subject Companies) or any Related Party on the other hand;

(vi)          all Contracts (A) outside the Ordinary Course of Business for the purchase, acquisition, sale or disposition of any assets or properties or (B) for the grant to any Person (excluding BioSpin U.S. or any Subsidiary) of any option or preferential rights to purchase any assets or properties;

(vii)         all Contracts (other than Contracts having only Subject Companies as parties) pursuant to which there is either a current or future obligation of BioSpin U.S. or any Subsidiary to make payments or provide services for a value in excess of $200,000 in any twelve (12) month period;

(viii)        all Contracts under which BioSpin U.S. or any Subsidiary agrees to indemnify any Person (other than standard materials transfer agreements or non-disclosure agreements for customer test sample measurements made in the Ordinary Course of Business);

(ix)           all noncompetition, nonsolicitation and any similar Contracts;

(x)            all “earn-out” agreements or arrangements or any similar Contracts;

(xi)           each amendment, supplement and modification in respect of any of the foregoing.

(c)           (i) Each BioSpin U.S. Contract (including, for purposes of this Section 4.11(c), all Contracts that would be deemed a “BioSpin U.S. Contract” but for the fact that a Subject Company is a party thereto) is legal, valid, binding and enforceable against BioSpin U.S. or the Subsidiary that is party thereto and against each other party thereto, is in full force and effect and (ii) no party is in material breach or default, and no event has occurred which would constitute (with or without notice or lapse of time or both) a material breach or default (or give rise to any right of termination, modification, cancellation or acceleration) or material loss of any benefits under any BioSpin U.S. Contract.

Section 4.12           Transactions with Affiliates. Except as set forth on Schedule 4.12, no Related Party, either currently or at any time since December 31, 2003 (a) has or has had any interest in any property (real or personal, tangible or intangible) that BioSpin U.S. or any Subsidiary uses or has used in or pertaining to the business of BioSpin U.S. or any Subsidiary or (b) has or has had any business dealings, contracts, agreements, arrangements, understandings or any financial interest in any transaction with BioSpin U.S. or any Subsidiary or involving any assets or property of BioSpin U.S. or any Subsidiary, other than business dealings or transactions conducted in the Ordinary Course of Business at prevailing market prices and on prevailing market terms. For purposes of this U.S. SPA, the term “Related Party” shall mean as of any time: Sellers, any executive officer, member, manager or director, ten percent (10%) stockholder (including any executive officers, members, managers or directors thereof) or Affiliate of BioSpin U.S. or any Subsidiary or at such time, any present or former known spouse, sibling, parent or child of any such Sellers, executive officer, member, manager, director or Affiliate of BioSpin U.S. or any Subsidiary or any trust or other similar entity for the benefit of any of the foregoing Persons; provided, however, that the term “Related Party” shall not be deemed to include any Subject Company. BRKR has been provided with true and complete copies of all documents listed on Schedule 4.12 and any amendments thereto.

Section 4.13           Labor Relations.

(a)           Except as set forth on Schedule 4.13, (i) as of the date of this U.S. SPA, there is no labor dispute, controversy, arbitration, grievance, strike, slowdown, lockout or work stoppage against BioSpin U.S. or any Subsidiary pending or threatened which may interfere with the business activities of BioSpin U.S. or any Subsidiary. Neither BioSpin U.S. nor any Subsidiary is a party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices or any other labor-related agreements or arrangements with any labor union, labor organization or works council, (ii) there are no labor agreements, collective bargaining agreements, work rules or practices or any other labor-related agreements or arrangements that pertain to any Employees. None of the Employees is represented by any labor organization with respect to such Employees’ employment or other service with BioSpin U.S. or any Subsidiary, (iii) no labor union, labor organization, works council or group of Employees of BioSpin U.S. or any Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, (iv) there are no organizational efforts presently being made involving any of the presently unorganized Employees and (v) neither BioSpin U.S. nor any Subsidiary is a party to, or otherwise bound by, any order relating to Employees or employment practices.

(b)           BioSpin U.S. and each Subsidiary is in compliance in all material respects with all applicable Laws and orders applicable to such entities or the Employees or other persons providing services to or on behalf of such entities, as the case may be, relating to the employment of labor, including all such Laws and orders relating to discrimination, civil rights, immigration, safety and health, workers’ compensation, wages, withholding, hours, and employment standards, including the WARN Act, Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act, Americans with Disabilities Act, Equal Pay Act, Health Insurance Portability and Accessibility Act, ERISA and Family and Medical Leave Act.

(c)           BioSpin U.S. and each Subsidiary has, in all material respects, properly classified the employment or other service status of all Employees, independent contractors and other persons providing services to or on behalf of BioSpin U.S. or any Subsidiary for purposes of compliance with (i) all applicable Laws and (ii) the terms or tax qualification requirements of any Benefit Plan or other benefit arrangement.

Section 4.14           Insurance. Schedule 4.14 sets forth a true and complete list of all insurance policies currently maintained relating to BioSpin U.S. and each

Subsidiary, including those which pertain to BioSpin U.S.’s and each Subsidiary’s assets, directors, officers or employees or operations, and all such insurance policies are in full force and effect and all premiums due thereunder have been paid. There is no material claim outstanding under any such insurance policies and there are no existing circumstances likely to give rise to a claim under any such insurance policies. BioSpin U.S. has not received notice of cancellation of any such insurance policies. BioSpin U.S. has provided to BRKR true and complete copies of all insurance policies (including any amendments thereto) listed on Schedule 4.14.

Section 4.15           Accounts Receivable. All accounts receivable, notes receivable and other indebtedness of BioSpin U.S. and each Subsidiary (the “Accounts Receivable”) reflected in the Financial Statements or which arose subsequent to December 31, 2006, represent bona fide, arm’s-length transactions for the sale of goods or performance of services actually delivered in the Ordinary Course of Business and, in the case of Accounts Receivable, have been billed or invoiced in the Ordinary Course of Business consistent with past practice. Except to the extent expressly reserved against or reflected on the Financial Statements (which reserves are consistent with past practice) or paid prior to the Closing, the Accounts Receivable are or will be as of the Closing Date, collectible in the Ordinary Course of Business.

Section 4.16           Real Property; Leases.

(a)           Neither BioSpin U.S. nor any Subsidiary owns any real property.

(b)           Schedule 4.16(b)(i) contains a complete and correct list of all leases of real property, occupancy agreements, licenses, concessions or similar agreements (the “Real Property Leases”) under which BioSpin U.S. or any Subsidiary is a lessee, sub-lessee, tenant, licensee or assignee of any real property owned by any other Person (the “Leased Real Property” or the “Real Property”). BioSpin U.S. has delivered to BRKR true, correct and complete copies of each Real Property Lease. With respect to each Real Property Lease, (i) there exists no default under such Real Property Lease by BioSpin U.S. or any Subsidiary nor is there any event which, with notice or the passage of time or both, could ripen into a default and neither BioSpin U.S. nor any Subsidiary has received written notice of any such default and (ii) to the Knowledge of BioSpin U.S., there exists no default by any other Person thereunder nor any event which, with notice or the passage of time or both, could ripen into a default. Each Real Property Lease is a legal, valid and binding obligation of BioSpin U.S. and/or each Subsidiary, and, to the Knowledge of BioSpin U.S., each other party thereto, enforceable against each such other party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity. The consummation of the transactions contemplated by this U.S. SPA or any Ancillary Agreement requires no Consents from any Person, except as set forth on Schedule 4.16(b)(ii) (which Consents have been obtained prior to the date hereof), and will not result in any default, penalty, right to terminate, increase in the amounts payable under or modification to any Real Property Lease. BioSpin U.S. and the Subsidiaries hold good and valid leasehold estates in the Leased Real Property and the Real Property constitutes all of the real property necessary for the conduct of BioSpin U.S.’s and the Subsidiaries respective businesses.

(c)           (i) There is no pending or, to the Knowledge of BioSpin U.S., threatened condemnation (or similar proceedings) of all or any part of the Real Property, and neither BioSpin U.S. nor any Subsidiary has assigned or sublet or granted any rights to use and occupy or created any limitations to or on its interests under any Real Property Lease to any Person, (ii) to the Knowledge of BioSpin U.S., there are no zoning, building code, occupancy restriction or other land-use regulation proceedings or any proposed change in any applicable Laws that could, individually or in the aggregate, result in a Material Adverse Effect, nor has BioSpin U.S. or any Subsidiary received any notice of any special assessment proceedings affecting any Real Property, or applied for any change to the zoning or land use status of any Real Property, (iii) to the Knowledge of BioSpin U.S., there are no defects, structural or otherwise, with respect to any of the Real Property (or any improvements located thereon), which could reasonably be anticipated to have a material adverse impact on the value or utility of any such parcel of Real Property and (iv) there are no easements, Liens or other agreements (whether of record or not) affecting title to, or creating any Lien or charge upon, any of the Real Property.

Section 4.17           Environmental.

(a)           BioSpin U.S. and the Subsidiaries hold all Environmental Permits necessary for the ownership and lease of their properties and assets and the lawful conduct of their respective businesses as currently conducted under and pursuant to all applicable Laws; Schedule 4.17(a) sets forth a true and complete list of all such Environmental Permits. All such Environmental Permits have been legally obtained and maintained and are valid and in full force and effect. No outstanding violations are or have been recorded in respect of any such Environmental Permits. No Proceeding is pending or, to the Knowledge of BioSpin U.S., threatened, to suspend, revoke, withdraw, modify or limit any such Environmental Permit. The transactions contemplated by this U.S. SPA or any Ancillary Agreement do not give rise to the requirement of any filing, consent, approval or modification in order for each Environmental Permit to continue to be valid and in full force and effect following the Closing.

(b)           BioSpin U.S. and the Subsidiaries comply and have complied in all respects with and are not in default under any Environmental Law applicable to BioSpin U.S. or any of its Subsidiaries or any of their respective properties or assets.

(c)           There are no Proceedings arising under any Environmental Law pending or, to the Knowledge of BioSpin U.S., threatened that relate to (i) BioSpin U.S. or any Subsidiary or their respective assets, properties or businesses or (ii) the officers, directors, employees, stockholders or Affiliates of BioSpin U.S. (in their capacity as such). There are no outstanding judgments, writs, injunctions, orders, decrees or settlements arising under any Environmental Law that apply, in whole or in part, to BioSpin U.S. or any Subsidiary or their respective assets, properties or business.

(d)           Except as set forth on Schedule 4.17(d), there has been no Release or threatened Release of any Hazardous Substance from, and no Hazardous Substances are present at, on or beneath, any property currently or formerly owned, leased or operated by BioSpin U.S. or any Subsidiary or, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, at any other location, including any location at which any Hazardous Substances manufactured, used or generated by BioSpin U.S. or any Subsidiary have been stored, treated or disposed.

(e)           (i)            “Hazardous Substances” shall mean any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, radioactive material, or other compound, element, material or substances in any form (including products) regulated, restricted or addressed by or under any applicable Environmental Law.

(ii)           “Environmental Law” shall mean any Law relating to the environment, natural resources or the safety or health of human beings or other living organisms, including the manufacture, distribution in commerce, use or presence of hazardous substances.

(iii)          “Environmental Permits” shall mean all Permits required under Environmental Laws.

(iv)          “Release” shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal (except orderly offsite disposal via qualified hazardous waste disposal contractors) or emission.

Section 4.18           No Broker. No agent, broker, investment banker, financial advisor or other firm or Person (a) has acted directly or indirectly for BioSpin U.S. in connection with this U.S. SPA or any Ancillary Agreement or the transactions contemplated hereby or thereby or (b) is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this U.S. SPA or any Ancillary Agreement or the transactions contemplated hereby or thereby.

Section 4.19           Employee Benefits.

(a)           Schedule 4.19(a) contains a list of: (i) each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and referred to herein as a “Pension Plan”), (ii) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA and referred to herein as a “Welfare Plan”) and (iii) each other material plan, fund, program, arrangement or agreement (including any material employment or consulting agreement) to provide medical, health, disability, life, bonus, incentive, stock or stock-based right (option, ownership or purchase), retirement, deferred compensation, severance, change in control, salary continuation, vacation, sick leave, fringe, incentive insurance or other benefits to any current or former Employee, officer, manager or director of BioSpin U.S.

or any Subsidiary (or any other individual providing non-professional services (directly or through a personal services corporation) as an independent contractor, consultant or agent to BioSpin U.S.) that is maintained, or contributed to, or required to be contributed to, by BioSpin U.S., any Subsidiary or by any third-party leasing or similar organization in respect of any Employees (each such plan, any Pension Plan and any Welfare Plan referred to herein as a “Benefit Plan”).

(b)           With respect to each Benefit Plan, BioSpin U.S. has delivered to BRKR true, complete and correct copies of: (i) such Benefit Plan (or, in the case of an unwritten Benefit Plan, a written description thereof), (ii) the three (3) most recent annual reports on Form 5500 filed with the IRS with respect to such Benefit Plan (if any such report was required), (iii) the most recent summary plan description and all subsequent summaries of material modifications for such Benefit Plan (if a summary plan description was required), (iv) each trust agreement and group annuity contract relating to such Benefit Plan, if any, (v) the most recent determination letter from the IRS with respect to such Benefit Plan, if any, and (vi) the most recent actuarial valuation with respect to such Benefit Plan, if any. Except as specifically provided in the foregoing documents delivered to BRKR, there are no amendments to any Benefit Plan that have been adopted or approved by BioSpin U.S. or any Subsidiary that are not reflected in the applicable Benefit Plan and neither BioSpin U.S. nor any Subsidiary has undertaken to or committed to make any such amendments or to establish, adopt or approve any new Benefit Plan.

(c)           Each Benefit Plan has, in all material respects, been established, funded, maintained and administered in compliance with its terms and with the applicable provisions of ERISA, the Code and all other applicable Laws. Each Benefit Plan and any trust established pursuant thereto intended to be qualified and tax exempt under Sections 401(a) and 501(a) have been the subject of a favorable and up-to-date determination letter from the IRS, or a timely application therefor has been filed, to the effect that such Benefit Plan and trust are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no circumstances exist and no events have occurred that could adversely affect the qualification of any Benefit Plan or the related trust.

(d)           With respect to each Benefit Plan, there has not occurred, and no person or entity is contractually bound to enter into, any nonexempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. BioSpin U.S. does not sponsor or contribute to any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither BioSpin U.S., any Subsidiary nor any ERISA Affiliate of BioSpin U.S. has maintained, contributed to or been required to contribute to (i) any plan in the past six (6) years that is subject to the provisions of Title IV of ERISA or (ii) any plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA. For purposes hereof, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(e)           (i) Neither BioSpin U.S. nor any Subsidiary is obligated under any Welfare Plan to provide life, health, medical, death or other welfare benefits with respect to any current or former Employee (or their beneficiaries or dependents) of BioSpin U.S., any Subsidiary or their respective predecessors after termination of employment or other service, except as required under Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable Law, (ii) BioSpin U.S. and each Subsidiary has complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and any other applicable Law with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code, and (iii) no Welfare Plan that is a group health plan, which is maintained, contributed to or required to be contributed to by BioSpin U.S. or any Subsidiary, is a self-insured plan.

(f)            Except as set forth on Schedule 4.19(f), (i) all contributions or premiums owed by BioSpin U.S. or any Subsidiary with respect to Benefit Plans under Law, contract or otherwise have been made in full and on a timely basis, (ii) all material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly and timely filed or distributed, (iii) all amounts that BioSpin U.S. or any Subsidiary is legally or contractually required to deduct from the salaries of their Employees have been duly paid into the appropriate fund or funds and (iv) there are no pending or, to the Knowledge of BioSpin U.S., threatened, material claims, lawsuits, arbitrations or audits asserted or instituted against any Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) of any Benefit Plan, BioSpin U.S., any Subsidiary, any Employee, or administrator thereof, in connection with the existence, operation or administration of a Benefit Plan, other than routine claims for benefits.

(g)           Neither the execution and delivery of this U.S. SPA nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) cause or result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any manager, officer, Employee, consultant or independent contractor of BioSpin U.S. or any Subsidiary, (ii) cause or result in the funding of any Benefit Plan or (iii) cause or result in a limitation on the right of BioSpin U.S. to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable by BioSpin U.S. or any Subsidiary in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(h)           Neither BioSpin U.S., any Subsidiary nor any Person acting on behalf of BioSpin U.S. or any Subsidiary has made or entered into any legally binding commitment with any current or former managers, officers, Employees, consultants or independent contractors of BioSpin U.S. or any Subsidiary to the effect that, following the date hereof, (i) any benefits or compensation provided to such Persons under existing

Benefit Plans or under any other plan or arrangement will be enhanced or accelerated, (ii) any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Benefit Plan will be continued for any period of time or cannot be amended or terminated at any time or for any reason, (iv) any Benefit Plan or arrangement provided by BioSpin U.S. or any Subsidiary will be made available to such Persons, or (v) any trusts or other funding mechanisms will be required to be funded.

Section 4.20           Employees.

(a)           Schedule 4.20(a) sets forth (i) the name, title and total compensation (payable by BioSpin U.S.) of each officer, manager and director of BioSpin U.S. and the Subsidiaries and each other Employee and agent whose total compensation (so payable and including bonuses and commissions) for the year ended December 31, 2006 equaled or exceeded $150,000 or who will receive compensation (including bonuses and commissions) for the year ending December 31, 2007 equal to or in excess of $150,000, (ii) all bonuses and other incentive compensation received by such Persons since January 1, 2006 and any accrual for such bonuses and incentive compensation and (iii) all Contracts or commitments by BioSpin U.S. or any Subsidiary to increase the compensation or to modify the conditions or terms of employment or other service of any of its officers, managers, Employees, consultants and agents whose total compensation (including bonuses and commissions) exceeds $150,000 per annum.

(b)           To the Knowledge of BioSpin U.S., except with respect to BRKR, no officer, manager or director of BioSpin U.S. or any Subsidiary or any Employee, consultant or agent of BioSpin U.S. or any Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such Person and any other Person that will (i) materially affect the performance by such Person of such Person’s duties to BioSpin U.S. or any Subsidiary or (ii) materially affect the ability of BioSpin U.S. or any Subsidiary to conduct its business.

(c)           No executive, key Employee or significant group of Employees has given notice to BioSpin U.S. or any Subsidiary to terminate employment or service with BioSpin U.S. or any Subsidiary during the next twelve (12) months.

Section 4.21           Taxes and Tax Returns. Except as provided on Schedule 4.21:

(a)           All Tax Returns required to be filed by or with respect to BioSpin U.S. or any Subsidiary or their respective assets and operations have been timely filed. All such Tax Returns (i) were prepared in the manner required by applicable Law, (ii) are true, correct and complete in all material respects and (iii) accurately reflect the liability for Taxes of BioSpin U.S. and each Subsidiary. All Taxes due and owing by any of BioSpin U.S. and any Subsidiary on or before the date hereof (whether or not shown on any Tax Returns) have been fully paid, or have been adequately reserved for in accordance with applicable GAAP (including the recent pronouncement under FIN 48, Accounting for Uncertainty in Income Taxes) on the Financial Statements. True, correct and complete copies of all federal, state, local and foreign Tax Returns of or including BioSpin U.S. and the Subsidiaries filed in the previous five (5) years have been provided to BRKR prior to the date hereof.

(b)           BioSpin U.S. and the Subsidiaries have timely paid, or caused to be paid, all Taxes required to be paid, whether or not shown (or required to be shown) on a Tax Return, and BioSpin U.S. and the Subsidiaries have accrued for the payment in full of all Taxes not yet due and payable on the balance sheet included in the Financial Statements for BioSpin U.S.’s fiscal year ended December 31, 2006. Since December 31, 2006, neither BioSpin U.S. nor any Subsidiary has incurred any liability for Taxes other than Taxes incurred in the Ordinary Course of Business.

(c)           BioSpin U.S. and the Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Sections 1441 through 1464, 3101 through 3510, and 6041 through 6053 of the Code and related Treasury Regulations, have complied in all material respects with all provisions of state, local and foreign Law relating to the withholding and payment of Taxes, and have, within the time and in the manner prescribed by Law, withheld the applicable amount of Taxes required to be withheld from amounts paid to any Employee, independent contractor or other third-party and paid over to the proper Governmental Authorities all amounts required to be so paid over.

(d)           None of the Tax Returns of or relating to BioSpin U.S. or any Subsidiary has been examined by the IRS or any state, local or foreign Taxing Authorities and no adjustment relating to any Tax Return of or including BioSpin U.S. or any Subsidiary or their respective assets or operations has been proposed or threatened formally or informally by any Taxing Authority. Neither BioSpin U.S. nor any Subsidiary has entered into a closing agreement pursuant to Section 7121 of the Code (or an analogous provision of state, local or foreign Law). There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending, and there is no existing, pending or threatened claim, proposal or assessment against BioSpin U.S. or any Subsidiary or relating to their assets or operations asserting any deficiency for Taxes.

(e)           No claim has ever been made by any Taxing Authority with respect to BioSpin U.S. or any Subsidiary in a jurisdiction where BioSpin U.S. or any Subsidiary does not file Tax Returns that BioSpin U.S. or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of BioSpin U.S. or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Taxes upon any assets of BioSpin U.S. or any Subsidiary.

(f)            No extension of time with respect to any date by which a Tax Return was or is to be filed by or with respect to BioSpin U.S. or any Subsidiary is in force, and no waiver or agreement by BioSpin U.S. or any Subsidiary is in force for the extension of time for the assessment or payment of any Taxes.

(g)           Neither BioSpin U.S. nor any of the Subsidiaries has granted a power of attorney to any Person with respect to any Taxes.

(h)           Neither BioSpin U.S. nor any Subsidiary is, or is a party to, and neither BioSpin U.S. nor any Subsidiary owns an interest in, a joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes. Neither BioSpin U.S. nor any Subsidiary owns any membership or other equity interest, or any other interest, in any other Person.

(i)            There are no outstanding options, warrants, securities convertible into stock or other contractual obligations that might be treated for federal income tax purposes as stock or another equity interest in BioSpin U.S. or any Subsidiary.

(j)            Neither BioSpin U.S. nor any Subsidiary is a party to any contract, agreement, plan or arrangement relating to allocating or sharing the payment of, indemnity for, or liability for, Taxes.

(k)           BioSpin U.S. is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)            Neither BioSpin U.S. nor any Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(m)          At all times during its existence, BioSpin U.S. has been a C corporation for federal income tax purposes and neither BioSpin U.S. nor any of the Subsidiaries has been includible with any other entity in any consolidated, combined, unitary or similar return for any Tax period for which the statute of limitations has not expired (other than any such return with respect to which BioSpin U.S. was the common parent).

(n)           Neither BioSpin U.S. nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this U.S. SPA or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this U.S. SPA.

(o)           Neither BioSpin U.S. nor any Subsidiary has ever participated in an international boycott within the meaning of Section 999 of the Code.

(p)           BioSpin U.S. and the Subsidiaries have, in all material respects, properly and in a timely manner documented their transfer pricing methodology in compliance with Sections 482 and 6662 (and any related sections) of the Code, the related Treasury Regulations, and any comparable provisions of state, local or foreign Tax Law or regulation.

(q)           Neither BioSpin U.S. nor any Subsidiary will be required to include any item of income, or exclude any item of deduction, from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) an installment sale or open transaction disposition on or before the Closing Date, (ii) any change in method of accounting for a taxable period ending on or before the Closing Date, or (iii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any comparable provision of state, local or foreign Tax law).

(r)            Neither BioSpin U.S. nor any Subsidiary would be required to include any amount in income under Section 951 or 956 or other “foreign” provisions of the Code with respect to its foreign Subsidiaries were their taxable year deemed to close on the Closing Date.

(s)           Neither BioSpin U.S. nor any Subsidiary is subject to any gain recognition agreement under Section 367 of the Code.

(t)            BioSpin U.S. does not have an “overall foreign loss” (within the meaning of Section 904(f) of the Code).

Section 4.22           Proprietary Rights.

(a)           (i) Except as set forth on Schedule 4.22(a), BioSpin U.S. or a Subsidiary is the sole owner of, free and clear of any Lien (other than Permitted Liens), or has a valid license to (without the payment of any royalty, except with respect to off-the-shelf software licensed on commercially reasonable terms), all U.S. and non-U.S. trademarks, service marks, logos, designs, trade names, internet domain names and corporate names, and the goodwill of the business connected with and symbolized by the foregoing, patents, registered designs, copyrights, computer software (including all information systems, data files and databases, source and object codes, user interfaces, manuals and other specifications and documentation related thereto and all intellectual property and proprietary rights incorporated therein), web sites and web pages and related items (and all intellectual property and proprietary rights incorporated therein) and all trade secrets, research and development, formulae and know-how (“Trade Secrets”) and all other proprietary and intellectual property rights and information, including all grants, registrations and applications relating to any of the foregoing (all of the foregoing to be collectively referred to as the “Proprietary Rights”) used or held for use in, or necessary for the conduct of the business of BioSpin U.S. or the businesses of the Subsidiaries (such Proprietary Rights owned by or licensed to BioSpin U.S. or the Subsidiaries, collectively, the “BioSpin U.S. Proprietary Rights”), (ii) the rights of BioSpin U.S. and the Subsidiaries in BioSpin U.S. Proprietary Rights are valid and enforceable, (iii) neither BioSpin U.S. nor any Subsidiary has received any demand, claim, notice or inquiry from any Person in respect of BioSpin U.S. Proprietary Rights which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity or enforceability of, or the rights of BioSpin U.S. or any Subsidiary in, any of BioSpin U.S. Proprietary Rights, and neither BioSpin U.S. nor any Subsidiary has Knowledge of any facts which could form a reasonable basis for any such demand, claim, notice or inquiry,

(iv) no act has been done or omitted to be done by BioSpin U.S. or any Subsidiary, or any licensee thereof, which has had or could have the effect of impairing or dedicating to the public, or entitling any U.S. or foreign governmental authority or any other Person to invalidate, render unenforceable or unpatentable, preclude issuance of, cancel, forfeit, modify or consider abandoned, any material BioSpin U.S. Proprietary Rights owned by BioSpin U.S. or a Subsidiary (the “Owned Proprietary Rights”), or give any Person any rights with respect thereto (except pursuant to an agreement listed on Schedule 4.22(b)), (v) all necessary registration, maintenance and renewal fees in respect of the Owned Proprietary Rights have been paid and all necessary documents and certificates have been filed with the relevant Governmental Authority for the purpose of maintaining such Owned Proprietary Rights, (vi) to the Knowledge of BioSpin U.S. and its Subsidiaries, the respective businesses of BioSpin U.S. and the Subsidiaries as currently or in the past operated do not violate or infringe, and have not violated or infringed, any Proprietary Rights of any other Person, (vii) to the Knowledge of BioSpin U.S. and its Subsidiaries, no Person is violating or infringing any of BioSpin U.S. Proprietary Rights, (viii) BioSpin U.S. and the Subsidiaries have obtained from all individuals who participated (as Employees, consultants, employees of consultants or otherwise) in any respect in the invention, development or authorship of any of the Owned Proprietary Rights effective waivers of any and all ownership rights of such individuals in such Proprietary Rights, and/or assignments to BioSpin U.S. or the Subsidiaries, as the case may be, of all rights with respect thereto, and (ix) neither BioSpin U.S. nor the Subsidiaries have divulged, furnished to or made accessible to any Person, any Trade Secrets without prior thereto having obtained an enforceable agreement of confidentiality from such Person.

(b)           Schedule 4.22(b) contains a complete and accurate list of the material BioSpin U.S. Proprietary Rights (other than Trade Secrets) and all licenses and other agreements relating thereto.

Section 4.23           Information Technology.

(a)           Except as set forth on Schedule 4.23(a), the material BioSpin U.S. IT Systems have been properly maintained by technically competent personnel in accordance with standards set by the manufacturers for proper operation, monitoring and use. The material BioSpin U.S. IT Systems are in good working condition to effectively perform all information technology operations necessary for the conduct of its business as now conducted or as contemplated to be conducted. Neither BioSpin U.S. nor any Subsidiary has experienced within the past twelve (12) months any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency on the part of BioSpin U.S. IT Systems.

(b)           Except for scheduled or routine maintenance which would not reasonably be expected to cause any material disruption to, or material interruption in, the conduct of the business, BioSpin U.S. IT Systems are available for use during normal working hours and other times when required to be available. BioSpin U.S. and the Subsidiaries have taken commercially reasonable steps to provide for the backup and recovery of the data and information critical to the conduct of the business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business.

(c)           BioSpin U.S. and Subsidiaries have taken commercially reasonable actions, consistent with standards in the business, with respect to BioSpin U.S. IT Systems to detect and prevent the disclosure to unauthorized persons of, and keep secure, any and all confidential information, trade secrets, or other proprietary information stored on BioSpin U.S. IT Systems including the designs, policies, processes and procedures relating to the composition and structure of BioSpin U.S. IT Systems.

Section 4.24           Guarantees. Neither BioSpin U.S. nor any Subsidiary is a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any Person.

Section 4.25           Bank Accounts. Schedule 4.25 contains a true and complete list of (a) the names and locations of all banks, trust companies, securities brokers and other financial institutions at which (i) BioSpin U.S. or any Significant Subsidiary has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship or (ii) any other Subsidiary has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship which is material to BioSpin U.S. and the Subsidiaries taken as a whole, (b) a true and complete list and description of each such account, box and relationship and (c) the name of every Person authorized to draw thereon or having access thereto.

Section 4.26           Foreign Corrupt Practices and International Trade Sanctions. To the Knowledge of Sellers and BioSpin U.S., neither BioSpin U.S., any Subsidiary nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of the business of BioSpin U.S. or any Subsidiary, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of applicable Laws, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (c) violated or operated in noncompliance with any applicable export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws.

Section 4.27           Inventory. The inventories shown on the Financial Statements, net of inventory reserves reflected thereon, for the period ended December 31, 2006 or acquired after December 31, 2006, were acquired and maintained in the Ordinary Course of Business, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the Ordinary Course of Business.

Section 4.28           Deposits. No deposit received by a Subject Company prior to the Closing Date on a purchase made by a customer from a Subject Company (a “Deposit”) shall be required to be returned or refunded to such customer or otherwise be subject to any adjustment in favor of such customer (each such return, refund or adjustment, a “Refund”), in each case other than (a) aggregate Refunds to the extent the aggregate sum of which is less than $1,000,000 or (b) any Refund granted pursuant to a renegotiation between the parties to the Contract pursuant to which the Deposit subject to such Refund was initially made that is (i) in an amount less than $500,000 and deemed by the Chief Financial Officer of BRKR to be neutral or beneficial to such Subject Company or (ii) in an amount of $500,000 or more and deemed by the Special Committee or the Audit Committee to be neutral or beneficial to such Subject Company or (iii) in an amount less than $50,000 (which Refunds shall be deemed to be in the Ordinary Course of Business).

Section 4.29           No Misleading Statements. The representations and warranties made by Sellers and BioSpin U.S. in this U.S. SPA, including in the exhibits and schedules hereto, do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BRKR

BRKR represents and warrants to Sellers as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

Section 5.1             Organization of BRKR; Authority. BRKR is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to own, lease, operate and otherwise hold its properties and assets and to carry on its business as presently conducted. BRKR is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted by it or the assets or properties owned or leased by it requires qualification, except where the failure to be so qualified, licensed or in good standing could not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the ability of BRKR to consummate the transactions contemplated by this U.S. SPA or, as of the Closing Date, any Ancillary Agreement to which it is a party.

Section 5.2             Authorization; Enforceability.

(a)           The execution and delivery by BRKR of this U.S. SPA and, as of the Closing Date, the Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by BRKR of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all requisite action on the part of BRKR (subject to the approval of the holders of a majority of the outstanding shares of BRKR Stock and a majority of the outstanding shares of BRKR Stock not held by Sellers and their Affiliates and present and voting at the meeting) and no other action by BRKR is necessary to authorize the transactions contemplated hereby or thereby or to consummate such transactions.

(b)           This U.S. SPA and, as of the Closing Date, the Ancillary Agreements to which BRKR is a party have been duly executed and delivered by BRKR, and (assuming the due authorization, execution and delivery of this U.S. SPA by Sellers) this U.S. SPA and, as of the Closing Date, each such Ancillary Agreement constitutes a valid and binding obligation of BRKR, enforceable against BRKR in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3             No Conflict. The execution and delivery by BRKR of this U.S. SPA and, as of the Closing Date, the Ancillary Agreements to which it is a party and the consummation by BRKR of the transactions contemplated hereby and thereby, assuming all required filings, consents, approvals authorizations and notices set forth on Schedule 5.3 have been made, given or obtained, do not and shall not:

(a)           violate or conflict with any Organizational Document of BRKR;

(b)           violate or conflict with, in any material respect, any Law applicable to Buyer or any of its assets, properties or businesses or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority; or

(c)           (i) conflict with, result in any breach of, constitute a default (or event which after notice or lapse of time or both, would become a default) under, or require any consent under any Contract, to which BRKR is a party or by which BRKR may be bound, (ii) result in the termination of any such Contract, (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of BRKR or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien upon any of the properties or assets of Buyer;

except in the case of clause (c) above, as would not reasonably be expected to have a material adverse effect on BRKR or the ability of BRKR to enter into and perform its obligations under, and to consummate the transactions contemplated by, this U.S. SPA.

Section 5.4             No Broker. No agent, broker, investment banker, financial advisor or other firm or Person, other than Bear, Stearns & Co. Inc., the fees of which will be paid by BRKR, (a) has acted directly or indirectly for BRKR in connection with this U.S. SPA or any Ancillary Agreement or the transactions contemplated hereby or thereby or (b) is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this U.S. SPA or any Ancillary Agreement or the transactions contemplated hereby or thereby.

Section 5.5             Investment Representation. BRKR is acquiring the Shares for investment purposes only, and not with a view to, or for offer or sale in connection with, any resale or distribution thereof or any transaction which would be in violation of all applicable Laws, including U.S. federal securities laws.

Section 5.6             Accredited Investor. BRKR (a) is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended, and (b) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares.

ARTICLE VI

COVENANTS

Section 6.1             Operation of BioSpin U.S. Pending the Closing. BioSpin U.S. covenants and agrees that BioSpin U.S. and the Subsidiaries will not (and BioSpin U.S. shall cause the Subsidiaries not to), and Sellers covenant and agree to cause BioSpin U.S. and the Subsidiaries not to, take any action with the purpose of causing any of the conditions to BRKR’s obligations set forth in Article VII to not be satisfied. Except with the prior written consent of BRKR, during the period from the date of this U.S. SPA to the Closing, the businesses of BioSpin U.S. and the Subsidiaries shall be conducted in the Ordinary Course of Business and BioSpin U.S. covenants and agrees, and Sellers agree to cause BioSpin U.S., to use all commercially reasonable efforts consistent therewith to preserve intact BioSpin U.S.’s material properties, assets and business organizations (including those of its Subsidiaries). Except to the extent necessary to consummate the transactions contemplated by this U.S. SPA, without limiting the generality of the foregoing, and except as otherwise provided in this U.S. SPA, BioSpin U.S. shall not and will not permit the Subsidiaries to, and Sellers shall cause BioSpin U.S. and the Subsidiaries not to, without the prior written consent of BRKR:

(a)           amend any of its Organizational Documents;

(b)           liquidate, dissolve, recapitalize or otherwise wind up its business;

(c)           make any distribution or declare, pay or set aside any dividend in cash or property with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any equity interests or shares of capital stock of, or other equity or voting interest in, BioSpin U.S. or any Subsidiary, or make any other changes in the capital structure of BioSpin U.S. or any Subsidiary;

(d)           authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (i) any equity interest or capital stock of BioSpin U.S. or any Subsidiary, (ii) any equity rights in respect of, security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (x) any equity interest or shares of capital stock of BioSpin U.S. or any Subsidiary or (y) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any shares of the capital stock of, or other equity or voting interest in, BioSpin U.S. or any Subsidiary, (iii) any instruments of indebtedness (other than in the Ordinary Course of Business) or (iv) any derivative instruments (other than in the Ordinary Course of Business);

(e)           other than in the Ordinary Course of Business, acquire or dispose of, whether by purchase, merger, consolidation or sale, lease, pledge or other encumbrance of stock or assets or otherwise, any interest in any (i) corporation, partnership or other Person or (ii) assets comprising a business or any other property or assets, in a single transaction or in a series of transactions;

(f)            other than in the Ordinary Course of Business, sell, assign, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any amount of property or assets;

(g)           other than in the Ordinary Course of Business, lease, sell, assign, license, transfer or otherwise dispose of, mortgage, pledge or encumber, any real property, or amend, terminate, modify or renew any real property lease;

(h)           incur any indebtedness or issue any debt securities or assume, guarantee or endorse the obligations of any other Person in excess of $600,000 in the aggregate;

(i)            cancel any third-party indebtedness owed to BioSpin U.S.;

(j)            (i) increase in any manner the rate or terms of compensation or benefits of any of its directors, managers, officers, Employees, consultants, agents, independent contractors or other individual service providers (including the grant of any stock options or any other award), except (A) as may be required under existing employment agreements or (B) annual wage increases granted in the Ordinary Course of Business, (ii) hire any new Employees except in the Ordinary Course of Business with respect to Employees with an annual base and incentive compensation opportunity not to exceed $150,000, (iii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing Benefit Plan or other agreement or arrangement to any such director, manager, officer, Employee, consultant, agent, independent contractor or other individual service provider, whether past or present, (iv) enter into or amend any employment, bonus, severance or retirement contract, except for agreements for newly hired Employees in the Ordinary Course of Business with an annual base and incentive compensation opportunity not to exceed $150,000, or (v) except as required to ensure that any Benefit Plan is not then out of compliance with applicable Law, enter into or adopt any new, or increase benefits under or renew or amend any existing, Benefit Plan or benefit arrangement or any collective bargaining agreement;

(k)           make any distributions, loans, advances or capital contributions (other than advances for travel and other normal business expenses to officers and Employees), except in the Ordinary Course of Business;

(l)            commit to make any capital expenditure or fail to make capital expenditures consistent with past practice;

(m)          fail to maintain all its assets in good repair and condition, except to the extent of wear or use in the Ordinary Course of Business or damage by fire or other unavoidable casualty;

(n)           except as may be required as a result of a change in applicable Law or GAAP, make, revoke or change any Tax election or change any Tax accounting method, settle or compromise any Tax liability, or waive or consent to the extension of any statute of limitations for the assessment and collection of any Tax;

(o)           except as may be required as a result of a change in applicable Law or GAAP, change any accounting principles or practices used by BioSpin U.S. or any Subsidiary;

(p)           other than in the Ordinary Course of Business, institute, settle or dismiss any action, claim, demand, lawsuit, proceeding, arbitration or grievance by or before any court, arbitrator or governmental or regulatory body threatened against, relating to or involving BioSpin U.S. or any Subsidiary in connection with any business, asset or property of BioSpin U.S. or any Subsidiary;

(q)           enter into any BioSpin U.S. Contracts or Contracts (in each case other than any Contracts having only Subject Companies as parties and other than Contracts covered by Section 6.1(g)) (i) having a term in excess of twelve (12) months or (ii) involving the payment, or provision of goods or services, in excess of $500,000 on an individual or aggregate basis, except for the acceptance of customer purchase orders in the Ordinary Course of Business with terms up to twenty-four (24) months and individual amounts up to $5,000,000;

(r)            either fail to pay the accounts payable or other liabilities of BioSpin U.S. or any Subsidiary, or fail to collect the accounts receivable or other indebtedness owed to BioSpin U.S. or any Subsidiary;

(s)           enter into, or renew, amend or otherwise modify or extend, any Contracts relating to derivative or hedging transactions or similar transactions, including currency derivative or hedging Contracts or transactions; or

(t)            agree in writing to take any of the foregoing actions.

Section 6.2             Access. BioSpin U.S. shall, and shall cause the Subsidiaries to, and Sellers shall cause BioSpin U.S. and the Subsidiaries to, afford to officers, employees, accountants, counsel and other representatives (“Representatives”) of BRKR reasonable access to all of the assets, properties, personnel, books and records of BioSpin U.S. and the Subsidiaries.

Section 6.3             Notification.

(a)           BioSpin U.S. shall, and shall cause the Subsidiaries to, and Sellers shall cause BioSpin U.S. and the Subsidiaries to, promptly notify BRKR, and BRKR shall promptly notify Sellers, of any Proceeding pending or, to their Knowledge, threatened against BioSpin U.S., BRKR or Sellers as the case may be, which challenges the transactions contemplated by this U.S. SPA or any Ancillary Agreement.

(b)           Sellers shall provide prompt written notice to BRKR of any change in any of the information contained in the representations and warranties made by Sellers in Article III or Article IV or any exhibits or schedules referred to herein or attached hereto and shall promptly furnish any information which BRKR may reasonably request in relation to such change; provided, that such notice shall not operate in any way to modify or cure any breach of the representations and warranties made by Sellers in Article III or Article IV or any exhibits or schedules referred to herein or attached hereto.

(c)           BioSpin U.S. shall and shall cause the Subsidiaries to, and Sellers shall cause BioSpin U.S. and the Subsidiaries to, provide prompt written notice to BRKR of any change in any of the information contained in the representations and warranties made by BioSpin U.S. in Article IV or any exhibits or schedules referred to herein or attached hereto and shall promptly furnish any information which BRKR may reasonably request in relation to such change; provided, that such notice shall not operate in any way to modify or cure any breach of the representations and warranties made by BioSpin U.S. in Article IV or any exhibits or schedules referred to herein or attached hereto.

Section 6.4             No Inconsistent Action. Neither BioSpin U.S., BRKR nor Sellers will take any action which is inconsistent with their respective obligations under this U.S. SPA.

Section 6.5             Reasonable Best Efforts.

(a)           Upon the terms and subject to the conditions of this U.S. SPA, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this U.S. SPA and the Ancillary Agreements as promptly as practicable, including (i) the prompt preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this U.S. SPA and the Ancillary Agreements and the taking of such commercially reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any Governmental Authority or any other Person and (ii) using reasonable best efforts to cause the satisfaction of all conditions to Closing; provided, however, that nothing in this Section 6.5 shall require or be construed to require BRKR or any Affiliate of BRKR to offer or agree to (x) enter into any agreements, including agreements to sell, license or otherwise dispose of, or hold separate or otherwise divest itself of, all or any portion of BRKR’s or any Affiliate of BRKR’s businesses or assets or any portion of the businesses or assets of its Subsidiaries or any portion of the businesses or assets of BioSpin U.S. or its Subsidiaries, (y) to conduct its, its Subsidiaries’ or any of their respective Affiliates’ businesses in a specified manner or (z) provide any compensation, benefits or other consideration to BioSpin U.S.’s Employees.

(b)           Each Party shall promptly consult with the other Parties with respect to, provide any necessary information with respect to and provide each other Party (or its counsel) copies of, all filings made by such Party with any Governmental Authority or any other Person or any other information supplied by such Party to a

Governmental Authority, lenders of the credit facility to be used by BRKR or any other Person in connection with this U.S. SPA and the transactions contemplated hereby.

(c)           Each Party shall promptly inform the other Party of any communication from any Governmental Authority regarding any of the transactions contemplated by this U.S. SPA and the Ancillary Agreements. If any Party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this U.S. SPA, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request.

Section 6.6             Further Assurances. From time to time after the Closing, without additional consideration, each Party will (or, if appropriate, cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by each of the other Parties to make effective the transactions contemplated by this U.S. SPA and to provide each other Party with the intended benefits of this U.S. SPA. Without limiting the foregoing, upon reasonable request of BRKR, each of Sellers and BioSpin U.S. shall, or shall cause their respective Affiliates to, as applicable, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and paper as may be required to sell, transfer, assign, convey and deliver to BRKR all right, title and interest in, to and under the Shares.

Section 6.7             No Solicitation.

(a)           BioSpin U.S. shall, and shall cause the Subsidiaries to, and Sellers shall, and shall cause BioSpin U.S. and the Subsidiaries to, and each of the foregoing shall cause each of its officers, managers, employees, subsidiaries, Affiliates, agents and other representatives to, immediately cease any existing discussions or negotiations with respect to any Alternative Proposal and will not, and shall cause such Persons not to, directly or indirectly, encourage, solicit, participate in, initiate or facilitate discussions or negotiations with, or provide any information to, any corporation, partnership, Person or other entity or group (other than BRKR or its managers, officers, employees, subsidiaries, agents or other Affiliates) concerning any Alternative Proposal. Sellers and BioSpin U.S. shall immediately communicate to BRKR any such inquiries or proposals regarding an Alternative Proposal, including the terms thereof.

(b)           “Alternative Proposal” shall mean any of the following involving BioSpin U.S. or any of its Subsidiaries (other than the Transactions expressly contemplated by this U.S. SPA, the Swiss Merger Agreement and the German SPA): any inquiry or proposal relating to a sale of stock, any merger, consolidation, share exchange, business combination, transfer of membership interests, partnership, joint venture, disposition of assets (or any interest therein) or other similar transaction.

Section 6.8             Tax Matters.

(a)           All transfer, documentary, sales, use, registration and other such Taxes (including all applicable German and other real estate transfer Taxes and stock transfer Taxes) incurred in connection with this U.S. SPA and the transactions contemplated hereby shall be paid by BRKR. Each Party shall cooperate to the extent necessary in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

(b)           All contracts, agreements or arrangements under which BioSpin U.S. or any Subsidiary may at any time have an obligation to indemnify for or share the payment of or liability for any portion of a Tax (or any amount calculated with reference to any portion of a Tax) shall be terminated with respect to BioSpin U.S. or any such Subsidiary, as applicable, as of the Closing Date, and BioSpin U.S. or such Subsidiary, as applicable, shall thereafter be released from any liability thereunder.

(c)           BioSpin U.S., BRKR and Sellers shall, and shall each cause their Affiliates to, provide to the other cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return or in conducting any audit, litigation or other proceeding with respect to Taxes.

(d)           Immediately prior to the Closing, BioSpin U.S. shall deliver to BRKR a certification that stock in BioSpin U.S. is not a U.S. real property interest because BioSpin U.S. is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Such certification shall be in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i). BioSpin U.S. shall timely deliver to the IRS the notification required under Treasury Regulation Section 1.897-2(h)(2).

Section 6.9             Release. In consideration for payment of the Purchase Price, as of and following the Closing Date, each Seller (on its own behalf and on behalf of each of its Affiliates) knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue BRKR and its Subsidiaries and their respective predecessors, successors, parents, Subsidiaries and other Affiliates, and all of their respective current and former officers, directors, managers, employees, agents, attorneys and representatives from and for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs, and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that any Seller or its respective Affiliates, as applicable, has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of law, matter or cause whatsoever from the beginning of time to the Closing Date, with respect to, arising out of, or in connection with BioSpin U.S. or the Subsidiaries; provided, however, that such release shall not cover: (a) any claims arising under this U.S. SPA, including the schedules and exhibits attached hereto, or the agreements or documents executed and/or delivered in connection herewith, but excluding claims of a breach of fiduciary duties by any Sellers or BioSpin U.S. in connection with the transactions contemplated by this U.S. SPA or (b) any claims against BioSpin U.S. or a Subsidiary in its capacity as a current or former director, manager, officer or employee of BioSpin U.S. or a Subsidiary for indemnification under the Organizational Documents of BioSpin U.S. or such Subsidiary, as such documents are in effect immediately prior to the Closing Date.

Section 6.10           Voting Agreement. To the extent applicable, each Seller covenants and agrees to vote in her/his capacity as a holder of shares of BRKR Stock, all of the shares of BRKR Stock owned by such Seller in favor of the transactions contemplated by this U.S. SPA.

Section 6.11           Non-competition and Non-solicitation. From the Closing and for a period of five (5) years thereafter, Sellers will not, and will cause their Affiliates not to, directly or indirectly, except on behalf of BRKR or its Affiliates:

(a)           engage in, hold an interest in, own, manage, operate, control, direct, be connected with as a stockholder (other than as a holder of less than one percent (1%) of a publicly traded security), joint venturer, partner, consultant or employee, or otherwise engage or participate in, provide services to or be connected in any manner with or assist in any way any entity, person or business that engages in a business involving the design, manufacture or distribution of (i) life science, process control and analytical research tools based on nuclear magnetic resonance (“NMR”), electron paramagnetic resonance (“EPR”), research magnetic resonance imaging (“MRI”), superconducting magnets and wires for NMR, EPR or research MRI, (ii) cryogenic RF coil technologies for NMR, EPR or research MRI or (iii) other specialty power supply technologies (together, the “BioSpin Technologies”); provided, that such restriction shall not prohibit any Seller from accepting employment with another company that utilizes the BioSpin Technologies so long as such Seller does not directly manage the BioSpin Technologies operations of such company or such BioSpin Technologies operations account for less than ten percent (10%) of the overall revenues of such company; or

(b)           solicit for employment or hire any employee of BioSpin U.S. or any of its Subsidiaries without the prior written consent of BRKR. This provision shall not apply to any employee of BioSpin U.S. who replies or responds to a general solicitation or advertisement for employment by a Seller or on a Seller’s behalf or to solicitations of employees of BioSpin U.S. twelve months after such employee’s employment has been terminated by BioSpin U.S.

ARTICLE VII

CLOSING CONDITIONS

Section 7.1             Conditions to Each Party’s Obligations. The respective obligation of each Party to effect the transactions contemplated by this U.S. SPA is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, which may be waived by BRKR or Sellers:

(a)           The waiting periods (i) under the HSR Act applicable to the consummation of the Transactions shall have expired or been terminated and all necessary Consents of any Governmental Authority required for consummation of the Transactions shall have been obtained and (ii) applicable to the consummation of the Transactions and instituted by the European Commission and/or the European Union member states’ agencies shall have expired or been terminated and all requisite approvals, waiting or suspensory periods (and any extensions thereof), waivers, permits, consents, reviews, sanctions, orders, rulings, decisions, declarations, certificates and exemptions required for the consummation of the Transactions under any corresponding requirements of the European Union member states or competition regulatory authorities in other jurisdictions shall have been obtained; and

(b)           There shall not be in effect any Law of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise preventing the consummation of the transactions contemplated by this U.S. SPA or any of the Ancillary Agreements.

Section 7.2             Conditions Precedent to Obligations of BRKR. The obligation of BRKR to effect the transactions contemplated by this U.S. SPA is subject to the satisfaction or waiver of the following conditions:

(a)           The representations and warranties of Sellers in this U.S. SPA that are qualified as to materiality shall be true and correct in all respects and the representations and warranties of Sellers that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time);

(b)           All of the terms, covenants and conditions to be complied with and performed by Sellers on or prior to the Closing Date shall have been complied with or performed in all material respects;

(c)           BRKR shall have received certificates of Sellers, dated as of the Closing Date, certifying in such detail as BRKR may reasonably request that the conditions specified in Sections 7.2(a) and 7.2(b) have been fulfilled;

(d)           No action, suit or proceeding shall be pending or threatened by or before any Governmental Authority or pending or threatened by any other Person to enjoin, restrain, prohibit or obtain damages in respect of any of the transactions contemplated by this U.S. SPA or any Ancillary Agreement, or which would be reasonably likely to prevent or make illegal the consummation of any transactions contemplated by this U.S. SPA or any Ancillary Agreement;

(e)           BioSpin U.S. shall have furnished to BRKR a certification in accordance with Treasury Regulation Section 1.1445-2(c) and in the form provided in Treasury Regulation Section 1.897-2(h)(2), in a customary and standard form;

(f)            There shall not have occurred since the date hereof any events that have had, or are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect;

(g)           BRKR shall have received evidence, reasonably satisfactory to BRKR, of receipt of all requisite third-party and governmental Consents, including those set forth on Schedule 4.5(c);

(h)           BRKR shall have obtained financing by reputable lenders at reasonable market interest rates and terms and conditions as determined by the Special Committee in sufficient amounts to complete the Transactions, and all funds to be received by BRKR pursuant to such financing arrangements shall be available pursuant to the terms thereof and all funds contemplated to be received at the Closing Date to fund the Transactions shall have been received or will be made available during the Closing;

(i)            The Contracts listed on Schedule 7.2(i) shall have been amended in a manner reasonably acceptable to the Special Committee;

(j)            The approval of the transactions contemplated by this U.S. SPA by the holders of shares of BRKR Stock who are unaffiliated with Sellers representing at least a majority of the total votes cast by such holders at a duly held meeting of the BRKR stockholders;

(k)           The approval of the transactions contemplated by this U.S. SPA by the holders of shares of BRKR Stock representing at least a majority of the total votes cast at a duly held meeting of the BRKR stockholders; and

(l)            All conditions precedent contained in the Swiss Merger Agreement, the German SPA and the Ancillary Agreements (other than any conditions stating that the U.S. Closing shall have occurred) have been satisfied or waived by the parties thereto.

Section 7.3             Conditions Precedent to Obligations of Sellers. The obligation of Sellers to effect the transactions contemplated by this U.S. SPA are subject to the satisfaction or waiver of the following conditions:

(a)           The representations and warranties of BRKR in this U.S. SPA that are qualified as to materiality shall be true and correct in all respects and the representations and warranties of BRKR that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time);

(b)           All of the terms, covenants and conditions to be complied with and performed by BRKR on or prior to the Closing Date shall have been complied with or performed in all material respects;

(c)           Sellers shall have received a certificate, dated as of the Closing Date, executed on behalf of BRKR by an authorized executive officer thereof, certifying in such detail as Sellers may reasonably request that the conditions specified in Section 7.3(a) and Section 7.3(b) have been fulfilled;

(d)           BRKR shall have delivered the Purchase Price in accordance with the terms of Section 2.4;

(e)           BRKR shall have deposited the Indemnity Escrow in accordance with the terms of Section 2.5; and

(f)            BRKR shall have deposited the Working Capital Escrow in accordance with the terms of Section 2.6.

ARTICLE VIII

TERMINATION

Section 8.1             Termination. This U.S. SPA may be terminated and the transactions contemplated by this U.S. SPA may be abandoned at any time prior to the Closing:

(a)           by mutual written consent of BRKR and Sellers;

(b)           by Sellers or BRKR, if:

(i)            a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the Parties shall use reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this U.S. SPA and such order, decree, ruling or other action shall have become final and nonappealable; or

(ii)           the Closing shall not have occurred on or before June 30, 2008 (other than due principally to the failure of the Party seeking to terminate this U.S. SPA to perform any obligations under this U.S. SPA required to be performed by it at or prior to the Closing);

(iii)          the shareholder approvals of BRKR shall not have been obtained at the shareholders meeting or at any adjournment or postponement thereof; or

(iv)          the Swiss Merger Agreement or the German SPA shall have been terminated;

(c)           by BRKR, if there is a default or breach by BioSpin U.S. or any Seller with respect to the due and timely performance of any of their respective covenants or agreements contained herein, or if the representations or warranties of BioSpin U.S. or any Seller contained in this U.S. SPA shall have become inaccurate, in either case such that the conditions set forth in Section 7.2 would not be satisfied and such breach or default or inaccuracy is not curable or, if curable, has not been cured or waived within twenty (20) calendar days after written notice to BioSpin U.S. or Sellers, as applicable, specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction; or

(d)           by Sellers, if there is a default or breach by BRKR with respect to the due and timely performance of any of its covenants or agreements contained herein, or if the representations or warranties of BRKR contained in this U.S. SPA shall have become inaccurate, in either case such that the conditions set forth in Section 7.3 would not be satisfied and such breach or default or inaccuracy is not curable or, if curable, has not been cured or waived within twenty (20) calendar days after written notice to BRKR specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction.

Section 8.2             Procedure and Effect of Termination. In the event of termination and abandonment of the transactions contemplated by this U.S. SPA pursuant to Section 8.1, written notice thereof shall forthwith be given to the other Parties and this U.S. SPA shall terminate (subject to the provisions of this Section 8.2) and the transactions contemplated by this U.S. SPA shall be abandoned, without further action by any of the Parties. If this U.S. SPA is terminated as provided herein:

(a)           Upon the written request therefor, each Party will (i) redeliver or (ii) destroy with certification thereto in form and substance reasonably satisfactory to the other party, all documents, work papers and other materials of any other party relating to the transactions contemplated by this U.S. SPA, whether obtained before or after the execution hereof, to the party furnishing the same; provided, however, that each Party shall be entitled to retain copies of any such materials for record-keeping purposes or as required by Law; and

(b)           Subject to Section 8.1, in the event of the termination and abandonment of this U.S. SPA pursuant to Section 8.1, this U.S. SPA shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, directors, managers, officers or stockholders, other than the provisions of Sections 8.1, 10.1, 10.2, 10.3, 10.7, 10.8, 10.9, 10.12 and 10.16. Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this U.S. SPA.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1             Survival of Indemnification Rights. Subject to the limitations and other provisions of this U.S. SPA, the representations and warranties of

Sellers in Article III and of BioSpin U.S. and Sellers in Article IV shall survive the Closing and remain in full force and effect until the later of the Cut-Off Date and the resolution of any claim for indemnification with respect to which any BRKR Indemnified Party has provided Sellers notice of a claim for indemnification pursuant to Section 9.3(a) prior to the Cut-Off Date; provided, however, that the following representations and warranties shall survive and remain in full force and effect for the period indicated:

(a)           Section 3.8 (Ownership of the Shares), Section 4.3 (Capitalization of BioSpin U.S.), and Section 4.4 (Capitalization of the Subsidiaries; Other Interests), indefinitely;

(b)           Section 4.17 (Environmental), Section 4.19 (Employee Benefits) and Section 4.22 (Proprietary Rights) and Section 4.29 (No Misleading Statements), three (3) years following the Closing Date; and

(c)           Section 3.9 (Withholding Tax) and Section 4.21 (Taxes and Tax Returns), until sixty (60) calendar days after expiration of the applicable statute of limitations (including any extension thereof);

and with respect to clauses (b) and (c), if a claims notice has been provided by such date, shall remain in full force and effect until final resolution thereof.

The covenants and agreements of Sellers and BioSpin U.S. contained in this U.S. SPA shall survive and remain in full force and effect for the applicable period specified therein, or if no such period is specified, indefinitely. The provisions of this Article IX shall survive for so long as any other Section of this U.S. SPA shall survive.

Section 9.2             Indemnification Obligations. Sellers agree to jointly and severally indemnify, defend and hold harmless BRKR and any parent, Subsidiary, associate, Affiliate, director, manager, officer, stockholder, employee or agent thereof, and their respective representatives, successors and permitted assigns (all of the foregoing are collectively referred to as the “BRKR Indemnified Parties”) from and against, and pay on behalf of or reimburse such party in respect of, as and when incurred, all Losses which any such party may actually incur, suffer, sustain or become subject to or accrue, as a result of, in connection with, or relating to or by virtue of:

(a)           any inaccuracy in, or breach of, any representation or warranty made by BioSpin U.S. or Sellers under this U.S. SPA or any Ancillary Agreement, other than any representation or warranty in Section 4.21 (Taxes and Tax Returns), it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material” or “Material Adverse Effect”) set forth therein;

(b)           any breach or nonfulfillment of any covenant or agreement on the part of Sellers or BioSpin U.S. in respect of pre-Closing covenants, under this U.S. SPA or any Ancillary Agreement;

(c)           any fees, expenses or other payments incurred or owed by Sellers or BioSpin U.S. to any agent, broker, investment banker or other firm or Person retained or employed by Sellers or BioSpin U.S. in connection with the transactions contemplated by this U.S. SPA; or

(d)           any inaccuracy in, or breach of, any representation or warranty in Section 4.21 of this U.S. SPA, Section 4.21 of the Swiss Merger Agreement or Section 4.19 of the German SPA to the extent that the aggregate amount of all such Losses exceeds $10,000,000 (the “Tax Deductible”) (other than Losses arising from criminal activity or fraud — in each case as determined in a final, non-appealable decision by a court of competent jurisdiction — of Sellers or BioSpin U.S., which Losses shall not be subject to the Tax Deductible), it being understood that such representations and warranties shall be interpreted without giving effect to any exceptions or disclosures made with respect thereto on the disclosure schedules to this U.S. SPA, the Swiss Merger Agreement or the German SPA; provided, however, that any Taxes of a Subsidiary attributable to the payment of a Subsidiary Dividend (as defined in the Swiss Merger Agreement) shall not be applied against the Tax Deductible.

Section 9.3             Indemnification Procedure.

(a)           If any BRKR Indemnified Party intends to seek indemnification pursuant to this Article IX, such BRKR Indemnified Party shall promptly notify Sellers in writing. The BRKR Indemnified Party will provide Sellers with prompt notice of any third-party claim in respect of which indemnification is sought. The failure to provide either such notice will not affect any rights hereunder except to the extent Sellers are materially prejudiced thereby.

(b)           If such claim involves a claim by a Third Party against the BRKR Indemnified Parties, Sellers may, upon notice to the BRKR Indemnified Parties, assume, through counsel of Sellers’ choosing and at Sellers’ expense, the settlement or defense thereof, and the BRKR Indemnified Parties shall reasonably cooperate with Sellers in connection therewith; provided, that the BRKR Indemnified Parties may participate in such settlement or defense through counsel chosen by them; provided, further, that if the BRKR Indemnified Parties reasonably determine that representation by the counsel of Sellers and the BRKR Indemnified Parties may present such counsel with a conflict of interest, then Sellers shall pay the reasonable fees and expenses of the BRKR Indemnified Parties’ counsel. Notwithstanding anything in this Section 9.3 to the contrary, Sellers may not, without the prior written consent of the BRKR Indemnified Parties, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld. So long as Sellers are contesting any such claim in good faith, the BRKR Indemnified Parties shall not pay or settle any such claim without Sellers’ consent, such consent not to be unreasonably withheld. If Sellers are not contesting such claim in good faith, then the BRKR Indemnified Parties may conduct and control, through counsel of their own choosing and at Sellers’ expense, the settlement or defense thereof, and Sellers shall cooperate with it in connection therewith. The failure of the BRKR Indemnified Parties to participate in, conduct or control such defense shall not relieve Sellers of any obligation they may have hereunder.

(c)           Notwithstanding anything to the contrary in this Section 9.3, to the extent a claim for which indemnification is sought by BRKR Indemnified Parties relates to Taxes for a taxable period beginning on or before and ending after the Closing Date, Sellers and BRKR shall jointly control any proceeding in respect of such claim and neither party shall settle or compromise any action or consent to the entry of any judgment with respect thereto without the prior written consent of the other party, such consent not to be unreasonably withheld.

Section 9.4             Calculation of Indemnity Payments. The amount of any Loss for which indemnification is provided under this Article IX shall be (a) increased to the extent necessary such that after payment of any net Tax cost by the BRKR Indemnified Parties with respect to the receipt or accrual of indemnity payments hereunder, as increased pursuant to this clause (a), the amount remaining shall be the amount of the indemnity payment prior to any increase pursuant to this clause (a) and (b) reduced by the amount of the net Tax benefit actually realized by the BRKR Indemnified Parties by reason of such Loss (as an illustrative example, clause (b) takes into account on a present value basis any net Tax benefit actually realized by the BRKR Indemnified Party by reason of the indemnified Loss in a Tax jurisdiction or Tax year other than the jurisdiction or year in which such Loss arose).

Section 9.5             Indemnification Amounts.

(a)           Notwithstanding any provision to the contrary contained in this U.S. SPA, Sellers shall not be obligated to indemnify the BRKR Indemnified Parties for any Losses pursuant to this Article IX to the extent they are a result of any claim made pursuant to Section 9.2(a) unless and until the dollar amount of all Losses in the aggregate from claims made pursuant to Section 9.2(a), Section 10.2(a) of the Swiss Merger Agreement and Section 9.2(a) of the German SPA exceed $3,250,000, in which case Sellers will be obligated to indemnify the BRKR Indemnified Parties for the total amount of Losses including any amounts which would otherwise not be required to be paid by reason of this Section 9.5; provided, however, that in no event shall the aggregate indemnification obligations of Sellers pursuant to Sections 9.2(a), (b) or (c) of this U.S. SPA, Sections 10.2(a), (b) or (c) of the Swiss Merger Agreement, and Sections 9.2(a), (b) or (c) of the German SPA exceed Ninety Two Million Dollars ($92,000,000) (the “Indemnity Cap”); provided, further, that notwithstanding the foregoing, the BRKR Indemnified Parties’ right to seek indemnification hereunder for any Losses arising out of (i) criminal activity or fraud (in each case as determined in a final, non-appealable decision by a court of competent jurisdiction) of Sellers or BioSpin U.S. or (ii) Section 3.8 (Ownership of the Shares), Section 3.9 (Withholding Tax), Section 4.3 (Capitalization of BioSpin U.S.), Section 4.4 (Capitalization of the Subsidiaries; Other Interests) or Section 4.17 (Environmental) shall not be subject to, or limited by, the limits contained in this Section 9.5; provided, further, that with respect to any Losses arising out of Section 3.8 (Ownership of Shares) and Section 3.9 (Withholding Tax), the liability of any Seller beyond the Indemnity Cap shall be several and not joint. Notwithstanding the foregoing, no Seller shall have any liability under this Article IX or otherwise under this U.S. SPA in excess of the amount set forth opposite such Seller’s name under the heading “Individual Selling Shareholders’ Indemnity Cap” as set forth on Schedule 9.5.

(b)           For the purpose of calculating the amount of any Loss for which a BRKR Indemnified Party is entitled to indemnification under this U.S. SPA, the amount of each Loss shall be deemed to be an amount net of any insurance proceeds and any indemnity, contribution or other similar payment that has been paid by any insurer or other third party with respect thereto. The reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) actually incurred by the BRKR Indemnified Parties in pursuing any insurance proceeds or indemnity, contribution or other similar payment from any insurer or other third party under this Article IX shall constitute additional Losses with respect to the matter for which indemnification may be sought hereunder, except to the extent such costs and expenses are paid or reimbursed by such insurer or other third party. In the event that a BRKR Indemnified Party is paid by Sellers for a Loss for which one or more insurance claims or claims against Third Parties has been or could be made, but for which payment from such insurer or Third Party has not been received, then such Purchaser Indemnified Party shall assign, to the extent legally permissible, all such claims to Sellers for purposes of recouping payment of such Loss. To the extent such assignment should not be legally permissible, the respective BRKR Indemnified Party shall remit any payment received, up to the amount of such Loss, from such insurance claim or Third Party claim to Sellers.

Section 9.6             Exclusive Remedy. BRKR acknowledges and agrees that the indemnification provisions of this Article IX shall be the sole and exclusive remedies of BRKR against Sellers and BioSpin U.S. for any breach by Sellers or BioSpin U.S. of the representations and warranties in this U.S. SPA, for any failure by Sellers or BioSpin U.S. to perform and comply with any covenants and agreements in this U.S. SPA that are required to be complied with or performed prior to the Closing and for any failure by Sellers or BioSpin U.S. to perform and comply with any covenants and agreements in this U.S. SPA, except that if any of the provisions of this U.S. SPA are not performed in accordance with their terms or are otherwise breached, BRKR shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or equity. Notwithstanding anything contained in this U.S. SPA to the contrary, BRKR shall retain the right to receive damages or other relief (including equitable relief) against BioSpin U.S. or Sellers as a result of any criminal activity or fraudulent action (in each case as determined in a final, non-appealable decision by a court of competent jurisdiction) by BioSpin U.S. or Sellers without regard to any restriction or limitation contained herein. The indemnification obligations contained in this Article IX are obligations of Sellers and not of BioSpin U.S.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1           Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this U.S. SPA, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one (1) Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

(a)           If to BRKR, to:

Bruker BioSciences Corporation

40 Manning Road

Billerica, Massachusetts  01821

Facsimile:  978-667-2917

Attention:  Bill Knight

with a copy to:

Dewey & LeBoeuf LLP

1301 Avenue of the Americas

New York, New York 10019

Facsimile:  212-259-6333

Attention:   Frederick W. Kanner, Esq.

     Bryan J. Luchs, Esq.

(b)           If to Sellers, to:

Joerg C. Laukien

Markgrafenstrasse 34

76530 Baden-Baden

Germany

Facsimile:   +49 721 5161-287

with a copy to:

Bernhard Wangler

Kriegsstr. 133

76135 Karlsruhe

Germany

Facsimile: +49 721 985 5950

(c)           If to BioSpin U.S. to:

Bruker BioSpin Inc.

15 Fortune Drive

Billerica, Massachusetts 01821

Facsimile:  978-439-9666

Attention:  Dirk D. Laukien, Ph.D.

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

Section 10.2           Expenses. Except as otherwise expressly provided herein, each Party will pay any expenses incurred by it incident to this U.S. SPA and in preparing to consummate and consummating the transactions provided for herein; provided, however, that with respect to any fees relating to the HSR Act or any requisite approvals, waiting or suspensory periods (and any extensions thereof), waivers, permits, consents, reviews, sanctions, orders, rulings, decisions, declarations, certificates and exemptions required for the consummation of the Transactions contemplated by this U.S. SPA under any corresponding requirements of the European Commission and/or the European Union member states agencies or competition regulatory authorities in other jurisdictions, BRKR shall be responsible for 100% of the fees for its filing and BioSpin U.S. shall be responsible for 100% of the fees for any filing made by BioSpin U.S. or any of the Sellers.

Section 10.3           Successors and Assigns. No Party may assign any of its rights under this U.S. SPA without the prior written consent of the other Parties. Subject to the preceding sentence, this U.S. SPA will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Notwithstanding anything to the contrary in this Section 10.3, upon written notice to Sellers, BRKR shall be permitted to assign this U.S. SPA and the rights and obligations under it to a wholly owned, direct or indirect Subsidiary of BRKR; provided, that, in the event of any such assignment, BRKR shall remain liable in full for the performance of its obligations hereunder. Nothing expressed or referred to in this U.S. SPA will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this U.S. SPA or any provision of this U.S. SPA. This U.S. SPA and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this U.S. SPA and their successors and assigns.

Section 10.4           Extension; Waiver. Either Party may, by written notice to the other Party (a) extend the time for performance of any of the obligations of the other Party under this U.S. SPA, (b) waive any inaccuracies in the representations or warranties of the other Party contained in this U.S. SPA, (c) waive compliance with any of the conditions or covenants of the other Party contained in this U.S. SPA or (d) waive or modify performance of any of the obligations of the other Party under this U.S. SPA; provided, that no Party may, without the prior written consent of the other Party, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this U.S. SPA will be deemed to constitute a waiver of compliance with any representations, warranties, conditions or covenants contained in this U.S. SPA and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

Section 10.5           Entire Agreement; Schedules. This U.S. SPA, the Swiss Merger Agreement and the German SPA, which includes the schedules and exhibits hereto and thereto, supersedes any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated by this U.S. SPA and such other agreements and constitutes the entire agreement by and among the Parties relating to these matters.

Section 10.6           Amendments, Supplements, Etc. This U.S. SPA may be amended or supplemented at any time by additional written agreements as may mutually be determined by BioSpin U.S., BRKR and Sellers to be necessary, desirable or expedient to further the purposes of this U.S. SPA or to clarify the intention of the Parties.

Section 10.7           Applicable Law. This U.S. SPA shall be governed by and construed under the Laws of the Commonwealth of Massachusetts (without regard to the conflict of law principles thereof). Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this U.S. SPA or for recognition and enforcement of any judgment in respect hereof shall be brought and determined in the United States District Court for the Eastern District of Massachusetts or if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the Superior Court of Massachusetts. Each of the Parties hereby (a) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this U.S. SPA or any transaction contemplated hereby and waives the defense of sovereign immunity, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum and (c) agrees that it shall not bring any action relating to this U.S. SPA or any transaction contemplated hereby in any court other than any Massachusetts state or federal court sitting in Boston, Massachusetts.

Section 10.8           Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this U.S. SPA or the transactions contemplated by this U.S. SPA. Each of the Parties hereby (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this U.S. SPA and the transactions contemplated by this U.S. SPA, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.8.

Section 10.9           Actions by Sellers. Where any provision of this U.S. SPA indicates that BioSpin U.S. will take any specified action (or refrain from taking any specified action) or requires BioSpin U.S. to take any specified action (or to refrain from taking any specified action), then, regardless of whether this U.S. SPA specifically provides that Sellers will do so, Sellers shall cause BioSpin U.S. to take such action (or to refrain from taking such action, as applicable). Sellers will be responsible for the failure of BioSpin U.S. to take any such action (or to refrain from taking any such action, as applicable).

Section 10.10         Execution in Counterparts. This U.S. SPA may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

Section 10.11         Titles and Headings. Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this U.S. SPA.

Section 10.12         Invalid Provisions. If any provision of this U.S. SPA is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations under this U.S. SPA of Sellers on the one hand and BRKR on the other hand will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this U.S. SPA will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this U.S. SPA will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this U.S. SPA and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this U.S. SPA a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 10.13         Publicity. The Parties agree that except as otherwise required by applicable Law or the rules and regulations of any national securities exchange, no Party shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this U.S. SPA or the Ancillary Agreements without prior consultation with and consent of BRKR and Sellers, which consent shall not be unreasonably withheld, conditioned or delayed. A mutually agreed press release is attached hereto as Exhibit D.

Section 10.14         Specific Performance. The Parties agree that if any of the provisions of this U.S. SPA were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 10.15         Construction.

(a)           Whenever the words “include,” “includes,” or “including” are used in this U.S. SPA, they shall be deemed to be followed by the words “without limitation.”

(b)           All terms defined in this U.S. SPA shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The definitions contained in this U.S. SPA are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References to a Person are also to its permitted successors and assigns.

(c)           Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein.

(d)           All article, section, paragraph, schedule and exhibit references used in this U.S. SPA are to articles, sections, paragraphs, schedules and exhibits to this U.S. SPA unless otherwise specified.

(e)           The Parties acknowledge that each Party and its attorney has reviewed this U.S. SPA and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this U.S. SPA.

Section 10.16         Actions by BRKR. Any decision by BRKR relating to a dispute or a potential dispute between BRKR and Sellers shall be subject to the approval of the Audit Committee.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

BRUKER BIOSCIENCES CORPORATION

By:	/s/ Frank H. Laukien, Ph.D.
	Name:	Frank H. Laukien, Ph.D.
	Title:	Chief Executive Officer and President

BRUKER BIOSPIN INC.

By:	/s/ Richard M. Stein
	Name:	Richard M. Stein
	Title:	Secretary

DIRK D. LAUKIEN

/s/ Dirk D. Laukien, Ph.D.

FRANK H. LAUKIEN

/s/ Frank H. Laukien, Ph.D.

ISOLDE LAUKIEN-KLEINER

/s/ Isolde Laukien-Kleiner

JOERG C. LAUKIEN

/s/ Joerg C. Laukien

MARC M. LAUKIEN

/s/ Marc M. Laukien

ROBYN L. LAUKIEN

/s/ Robyn L. Laukien